Filed pursuant to Rule 424(b)(3)
File No. 333-148038
Attitude Drinks Incorporated
1,000,000 shares of Common Stock

This prospectus relates to the sale by the Selling Security Holders of up to 1,000,000 shares of common stock of Attitude Drinks Incorporated comprised of 300,000 shares of common stock and 700,000 shares of common stock underlying $1,200,000 of Convertible Notes. Attitude Drinks Incorporated is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering by the Selling Security Holders. All costs associated with this registration will be borne by Attitude Drinks Incorporated.

The shares of common stock will be sold by the Selling Security Holders upon the basis of fluctuating market prices or privately negotiated prices. These prices will fluctuate based on the supply and demand for the shares of the common stock.

There is no public market for the common stock of Attitude Drinks Incorporated. These securities are speculative and involve a high degree of risk.

PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 9.

No underwriter or other person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate nine months after the accompanying registration statement is declared effective by the Securities and Exchange Commission.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 23, 2008.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

RISK FACTORS	9

DILUTION	16

SELLING SECURITY HOLDERS	17

PLAN OF DISTRIBUTION	18

LEGAL PROCEEDINGS	20

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	20

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	21

DESCRIPTION OF SECURITIES	22

INTEREST OF NAMED EXPERTS AND COUNSEL	25

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	26

INDEMNIFICATION OF DIRECTORS AND OFFICERS	26

DESCRIPTION OF BUSINESS	26

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	29

DESCRIPTION OF PROPERTY	32

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	32

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	32

EXECUTIVE COMPENSATION	34

FINANCIAL STATEMENTS	35

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	76

PROSPECTUS SUMMARY

BUSINESS

Attitude Drinks Incorporated (“Attitude Drinks”, “We” or “Our”) was formed in Delaware on September 11, 1988. From 2001 to September 2007 we were a shell company seeking to locate and consummate a merger with an ongoing business. On September 19, 2007, we acquired Attitude Drink Company, Inc., a Delaware corporation (“ADCI”), under an Agreement and Plan of Merger among Mason Hill Holdings, Inc., MH 09122007, Inc. and ADCI. On September 30, 2007, we changed our name to Attitude Drinks Incorporated. Our wholly owned subsidiary, ADCI, was incorporated in Delaware on June 18, 2007. Our plan of operation during the next 12 months is to focus on the non-alcoholic single serving beverage business. We plan to develop and market products in four fast growing segments: energy drinks, functional water, liquid supplements, and functional dairy.

Our principal executive offices are located at 11300 U.S. Highway 1, Suite 207, North Palm Beach, Florida, 33408. The telephone number is 561-799-5053.

THE OFFERING

This prospectus relates to the sale by the Selling Security Holders of up to 1,000,000 shares of common stock of Attitude Drinks comprised of 300,000 shares of common stock and 700,000 shares of common stock underlying $1,200,000 in Convertible Notes. Attitude Drinks is not selling any shares of common stock in this offering and will not receive any proceeds from this offering. All costs associated with this registration will be borne by Attitude Drinks.

On October 23, 2007, Attitude Drinks and 6 accredited investors entered a Subscription Agreement for the sale of securities consisting of $1,200,000 secured convertible promissory notes, 1,500,000 shares of restricted common stock and 9,272,722 Class A and Class B common stock purchase warrants. On October 23, 2007, the first closing occurred. Attitude Drinks received net proceeds of $531,238 and issued $600,000 of secured convertible promissory notes, 1,560,600 shares of restricted common stock, and 2,818,181 Class A warrants. On February 15, 2008, a modified second closing occurred. Attitude Drinks received net proceeds of $460,000 and issued $500,000 of secured convertible promissory notes and 1,515,151 Class A warrants.

The Selling Security Holders are Alpha Capital Anstalt, Efcor LLC, Grushko & Mittman, P.C., Monarch Capital Fund Ltd., Momona Capital, Whalehaven Capital Fund Limited, SMIVEL LLC, and Roy G. Warren. This registration statement includes: (A) 140,000 shares for Alpha Capital Anstalt underlying secured convertible promissory notes; (B) 140,000 shares for Whalehaven Capital Fund Limited underlying secured convertible promissory notes; (C) 140,000 shares for Roy G. Warren underlying secured convertible promissory notes; (D) 140,000 shares for Monarch Capital Fund Ltd. underlying secured convertible promissory notes; (E) 140,000 shares for SMIVELL LLC; (F) 60,600 shares for Grushko & Mittman, P.C., (G) 30,000 shares Efcor, LLC, and (H) 209,400 shares for Momona Capital.

SUMMARY FINANCIAL INFORMATION

Since we are a development company, no revenues have been reported. All of our expenses relate to various general and administrative expenses that were incurred for setting up the company for the future development of various beverage brands. Total expenses incurred for the three months ended December 31, 2007 were $3,191,946 and $3,323,743 for the period from inception (June 18, 2007) to December 31, 2007. As a result of the foregoing, we reported a net loss for the three month period ended December 31, 2007 of $3,191,946 and basic loss per common share of $0.52.

TOTAL DOLLAR VALUE OF SHARES UNDERLYING CONVERTIBLE NOTES

This prospectus relates to the sale of 700,000 shares of common stock underlying secured convertible promissory notes. Based on our estimate of the maximum offering price of $.50 per share, the total dollar value of the 700,000 shares of common stock underlying secured convertible notes included in this offering is $350,000.

DOLLAR AMOUNT OF PAYMENTS TO SELLING SECURITY HOLDERS UNDER THE SUBSCRIPTION AGREEMENT

The table below discloses the dollar amount of each payment (including the value of any payments to be made in common stock) under the October 23, 2007 Subscription Agreement that we have made or will make to each selling security holder, any affiliate of a selling security holder, or any person with whom the selling security holder has a contractual relationship regarding the transaction (including any interest payments, liquidated damages, payments made to finders or placement agents and any other potential payments) excluding repayment of principal on the convertible notes.

Selling Security Holder	Payment Reference	Date	Amount
Grushko & Mittman, P.C. *	Fees and Expense to Investor’s Counsel	Oct. 23, 2007	$51,062
Alpha Capital Anstalt**	Cash Due Diligence Fees	Oct. 23, 2007	$48,000
Alpha Capital Anstalt	Due Diligence Warrants	Oct. 23, 2007	$50,000
Alpha Capital Anstalt	Cash Due Diligence Fees	Second Closing Date	$8,000
Alpha Capital Anstalt**	Cash Due Diligence Fees	Feb. 15, 2008	$40,000
Alpha Capital Anstalt	Future Interest Payments on $300,000 Convertible Note dated October 23, 2007	Oct. 23, 2008 through Oct. 23, 2009	$60,000
Alpha Capital Anstalt	Future Interest Payments on $300,000 Convertible Note dated February 15, 2008	Feb. 15, 2008 through Oct. 23, 2009	$50,383.55
Roy G. Warren	Future Interest Payments on $50,000 Convertible Note dated October 23, 2007	Oct. 23, 2008 through Oct. 23, 2009	$10,000
Roy G. Warren	Future Interest Payments on $50,000 Convertible Note dated February 15, 2008	Feb. 15, 2008 through Oct. 23, 2009	$8,397.26
Whalehaven Capital Fund Limited	Future Interest Payments on $150,000 Convertible Note dated October 23, 2007	Oct. 23, 2008 through Oct. 23, 2009	$30,000
Whalehaven Capital Fund Limited	Future Interest Payments on $150,000 Convertible Note dated February 15, 2008	Feb. 15, 2008 through Oct. 23, 2009	$25,191.78

Monarch Capital Fund Ltd.	Future Interest Payments on $100,000 Convertible Note dated October 23, 2007	Oct. 23, 2008 through Oct. 23, 2009	$20,000
Monarch Capital Fund Ltd.	Future Interest Payments on $100,000 Convertible Note to be issued after effective date of registration statement	????? through Oct. 23, 2009	$16,794.52
Alpha Capital Anstalt, Roy G. Warren, Monarch Capital Fund Ltd., Whalehaven Capital Fund Limited, Grushko & Mittman, P.C., Efcor LLC, and Momona Capital	Liquidated Damages for failure to have registration statement declared effective within 180 days of October 23, 2007 one and one-half percent (1.5%) for each thirty (30) days (or such lesser pro-rata amount for any period of less than thirty (30) days) of the principal amount of the outstanding Notes and purchase price of Purchase Shares, Legal Fee Shares, Shares, Due Diligence Warrant Shares, and Warrant Shares issued upon conversion of Notes and exercise of Warrants held by Subscriber which are subject to such Non-Registration Event.

Alpha Capital Anstalt, Roy G. Warren, Monarch Capital Fund Ltd., Whalehaven Capital Fund Limited, Grushko & Mittman, P.C., Efcor LLC, and Momona Capital	Liquidated Damages for late delivery of Unlegended Shares under the Convertible Notes	$100 per business day after the Delivery Date for each $10,000 of purchase price of the Unlegended Shares subject to the delivery default.
Alpha Capital Anstalt, Roy G. Warren, Monarch Capital Fund Ltd., Whalehaven Capital Fund Limited, Grushko & Mittman, P.C., Efcor LLC, and Momona Capital	Liquidated Damages resulting from a “Buy-In” under the Convertible Notes the Company shall pay in cash to the Subscriber (in addition to any remedies available to or elected by the Subscriber) the amount by which (A) the Subscriber's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate purchase price of the shares of Common Stock delivered to the Company for reissuance as Unlegended Shares together with interest thereon at a rate of 15% per annum accruing until such amount and any accrued interest thereon is paid in full.

Alpha Capital Anstalt, Roy G. Warren, Monarch Capital Fund Ltd., and Whalehaven Capital Fund Limited	Liquidated Damages for late delivery of Warrants Shares within 3 days of exercise the proportionate amount of $100 per business day after the Warrant Share Delivery Date for each $10,000 of Purchase Price of Warrant Shares for which this Warrant is exercised which are not timely delivered.

Alpha Capital Anstalt, Roy G. Warren, Monarch Capital Fund Ltd., and Whalehaven Capital Fund Limited	Liquidated Damages resulting from a “Buy-In” caused by late delivery of Warrants Shares the Company shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (A) the Holder's total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (B) the aggregate Purchase Price of the Warrant Shares required to have been delivered together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full

Alpha Capital Anstalt, Roy G. Warren, Monarch Capital Fund Ltd., and Whalehaven Capital Fund Limited
Mandatory Redemption Payment triggered In the event (i) the Company is prohibited from issuing Shares, (ii) upon the occurrence of any other Event of Default (as defined in the Note or in this Agreement), that continues for more than twenty (20) business days, (iii) a Change in Control, or (iv) of the liquidation, dissolution or winding up of the Company a sum of money determined by multiplying up to the outstanding principal amount of the Note designated by each such Subscriber by 120%, plus accrued but unpaid interest.

* Under the Subscription Agreement, we paid Grushko & Mittman, P.C., who acted as legal counsel for the investors, a cash fee of $20,762 (“Cash Legal Fees”) and 60,600 shares of common stock (“Legal Fee Shares”) for legal fees and expenses. Based our estimate of the proposed maximum aggregate offering price of $.50 per share, the dollar value of the Legal Fee Shares is $30,300.

** Under the Subscription Agreement, we agreed to pay the lead investor, Alpha Capital Anstalt, or its designees due diligence fees of 8% of the purchase price (“Cash Due Diligence Fee”) and to issue 1,000,000 warrants (“Due Diligence Warrants”). The Due Diligence Warrants were issued on October 23, 2007. For this illustration, the Company has estimated the value of the Due Diligence Warrants at $.05 per warrant. The Cash Due Diligence Fees are payable on each Closing Date. Alpha Capital Anstalt designated Libra Finance, S.A. to receive the Cash Due Diligence Fees from the closings on October 23, 2007 and February 15, 2008.

The interest rate on the secured convertible promissory notes is 10% per annum.

NET CASH PROCEEDS UNDER THE SUBSCRIPTION AGREEMENT

The table below sets forth disclosure of the net cash proceeds to Attitude Drinks from the sale of the secured convertible promissory notes under the Subscription Agreement dated October 23, 2007.

	October 23, 2007	Second Closing Date	Total	%
Gross proceeds received	$600,000	$600,000	$1,200,000
less Cash Due Diligence Fees	$48,000	$48,000	$96,000	8%
less Cash Legal Fees and Expenses	$20,762	-	$20,762	2%
Net Proceeds	$531,238	$552,000	1,083,238	90%

POSSIBLE PROFIT TO THE CONVERTIBLE NOTE HOLDERS

The table below illustrates the possible profit that each Convertible Note Holder could realize from the sale of the common stock underlying the secured convertible promissory notes based on (i) the Fixed Conversion Price (ii) the Floating Conversion Price, (iii) the Floating Conversion Price Limitation, and (iv) the Reset Conversion Price. Moreover, the table illustrates the number of shares of common stock the Company could be required to issue to each Convertible Note Holder under each possible profit scenario.

Name of Convertible Note Holder	Alpha Capital Anstalt	Monarch Capital Fund Ltd.	Whalehaven Capital Fund Limited	Roy G. Warren
Principal Amount	$600,000	$200,000	$300,000	$100,000

Number of shares of common stock underlying Convertible Note in this Registration Statement	140,000	140,000	140,000	140,000

Possible Profit to Convertible Note Holder if Company repays Convertible Note in common stock at Fixed Conversion Price (notes convert at $.33 per share and shares are sold at $.50 per share	$309,091	$103,031	$154,546	$51,515

Number of shares of common stock the Company would be required to issue and register	1,818,182 shares	606,061 shares	909,091 shares	303,030 shares

Possible Profit to Convertible Note Holder if the Company satisfies the Convertible Note at the Floating Conversion Price (notes convert at $.19 per share and shares are sold at $.24 per share)	$157,894	$52,631	$78,947	$26,316

Number of shares of common stock the Company would be required to issue and register	3,157,895 shares	1,052,632 shares	1,578,948 shares	526,316 shares

Possible Profit to Convertible Note Holder under Floating Conversion Price Limitation (notes convert at $.33 per share and shares are sold at $.80 per share)	$854,546	$284,849	$427,273	$142,424

Number of shares of common stock the Company would be required to issue and register	1,818,182 shares	606,061 shares	909,091 shares	303,030 shares

Possible profit to Convertible Note Holder under Reset Conversion Price (notes convert at $.19 per share and shares are sold at $.50 per share)	$978,947	$326,316	$489,473	$163,158

Number of shares of common stock the Company would be required to issue and register	3,157,895 shares	1,052,632 shares	1,578,948 shares	526,316 shares

The Convertible Notes accrue interest at 10% per annum, are due two years after issuance, and provide for amortizing payments of the Principal Amount commencing twelve (12) months after issuance. For the $600,000 Convertible Notes issued on October 23, 2007, starting on October 23, 2008 and the same day of each month thereafter (each a “Repayment Date”), the Company must pay the holder 8.333% of the principal amount of the Convertible Note and any other amounts which are then due and owing (the “Monthly Amount”) See Section 1.2 of the Convertible Notes [Exhibit (4)(4) to Registration Statement]. Similarly, for the $500,000 Convertible Notes issued on February 15, 2008, starting on February 15, 2009 and the same day of each month thereafter (each a “Repayment Date”), the Company must pay the holder 8.333% of the principal amount of the Convertible Note and any other amounts which are then due and owing (the “Monthly Amount”). See Section 1.2 of the Convertible Notes [Exhibit (4)(4) to Registration Statement]. At the Company’s election, the Convertible Notes may be repaid (i) in cash equal to 110% of the Monthly Amount on the applicable Repayment Date or (ii) in registered common stock at an applied conversion rate equal to the lesser of (A) the Fixed Conversion Price of $.33 per share of common stock (the Fixed Conversion Price in the table above), or (B) 80% of the average of the five lowest closing bid prices for the Company’s common stock for the twenty days preceding such Repayment Date (“Lookback Period”)(“Minimum Conversion Price”) (the Floating Conversion Price”). If the closing price of the Company’s common stock for the ten trading days preceding any Repayment Date is equal to or greater than 200% of the Fixed Conversion Price (i.e., equal to or greater than $.66 per share), then the Company cannot repay in cash but must repay with shares of common stock at the Fixed Conversion Price of $.33 per share (the “Floating Conversion Price Limitation”). See Section 2.1 of the Convertible Notes [Exhibit (4)(4) to Registration Statement]. The first Repayment Date is October 23, 2008. At the holder’s election, the outstanding Principal Amount of the Note, together with interest, if any, and fees, and any sum arising under the Subscription Agreement, including but not limited to Liquidated Damages, can be converted into shares of the Company’s common stock at the Fixed Conversion Price. Under Section 3.4(b)(D) of the Convertible Notes, the Fixed Conversion Price resets to a lower price per share if, before the notes are paid, and if not an Excluded Issuance, the Company (i) sells common stock for less than the Fixed Conversion Price or (ii) sells securities that convert into, or are exercisable, at a price per share less than the Fixed Conversion Price. Excluded Issuance is defined in the Subscription Agreement and excludes from the reset provision any issuances in connection with (i) full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of corporation or other entity which holders of such securities or debt are not at any time granted registration rights, (ii) the Company’s issuance of securities in connection with strategic license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital and which holders of such securities or debt are not at any time granted registration rights, (iii) the Company’s issuance of Common Stock or the issuances or grants of options to purchase Common Stock pursuant to stock option plans and employee stock purchase plans described on Schedule 5(d) thereto at prices equal to or higher than the closing price of the Common Stock on the issue date of any of the foregoing, (iv) as a result of the exercise of Warrants or conversion of Notes which are granted or issued pursuant to this Agreement, or that have been issued prior to the Closing Date, the issuance of which has been disclosed in a Registration Statement filed not less than five days prior to the Closing Date, (v) the issuance of up to 1,000,000 Shares of the Company’s Common Stock until March 31, 2008 to attract key employees at valuation not less than the Conversion Price and which holders of such securities are not at any time granted registration rights, (vi) the Company’s issuance of securities as described in NHRA Sponsorship Agreement annexed thereto as Exhibit H, (vii) securities issued in payment of outstanding indebtednesses (for non-financing purposes) or to a vendor for professional services, and (vi) the payment of any interest on the Notes and Liquidated Damages pursuant to the Transaction Documents.

POSSIBLE PROFIT TO THE WARRANT HOLDERS

The table below sets forth disclosure concerning the proceeds to us from the exercise of the warrants and the possible profit the warrant holders could realize from the resale of the common stock underlying the warrants based upon subsequent market prices of $.80, $1.00, and $1.50 per share. Under the Subscription Agreement, we agreed to issue one Warrant Share and one Class B Common Stock Purchase Warrant upon exercise of each Class A Common Stock Purchase Warrant. The exercise price of the Class A Common Stock Purchase Warrant is $.50 per share. The exercise price of the Class B Common Stock Purchase Warrant is 150% of the Class A Common Stock Purchase Warrant exercise price ($.75 per share). Accordingly, the possible profit includes the exercise and sale of the shares underlying the Class A Common Stock Purchase Warrant and the exercise and sale of the shares underlying the Class B Common Stock Purchase Warrant.

Warrant Holder	Class A Warrants and Class B Warrants	Proceeds to Us from Exercise of Class A and B Warrants by the Warrant Holder	Possible Profit at $.80 per share	Possible Profit at $1.00 per share	Possible Profit at $1.50 per share
Alpha Capital Anstalt	5,636,364	$3,522,728	$986,363	$2,113,636	$4,931,817
Monarch Capital Fund	1,212,122	$757,576	$212,121	$454,545	$1,060,605
Whalehaven Capital Fund	1,818,182	$1,136,364	318,181	$681,818	$1,590,908
Roy Warren	606,060	$378,788	$106,060	$227,273	$530,302

Similar to the conversion price reset under Section 3.4(b)(D) of the Convertible Notes, the warrants contain a provision in Section 3.4 that will cause the exercise price (the “Purchase Price”) of the warrants to reset to a lower price if, before the warrants are exercised in full or expire, and if not an Excluded Issuance, the Company (i) sells common stock for less than the Purchase Price (then in effect) or (ii) sells securities that convert into, or are exercisable, at a price per share less than the Purchase Price (then in effect). Excluded Issuance is defined in the Subscription Agreement and excludes from the reset provision any issuances in connection with (i) full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of corporation or other entity which holders of such securities or debt are not at any time granted registration rights, (ii) the Company’s issuance of securities in connection with strategic license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital and which holders of such securities or debt are not at any time granted registration rights, (iii) the Company’s issuance of Common Stock or the issuances or grants of options to purchase Common Stock pursuant to stock option plans and employee stock purchase plans described on Schedule 5(d) thereto at prices equal to or higher than the closing price of the Common Stock on the issue date of any of the foregoing, (iv) as a result of the exercise of Warrants or conversion of Notes which are granted or issued pursuant to this Agreement, or that have been issued prior to the Closing Date, the issuance of which has been disclosed in a Registration Statement filed not less than five days prior to the Closing Date, (v) the issuance of up to 1,000,000 Shares of the Company’s Common Stock until March 31, 2008 to attract key employees at valuation not less than the Conversion Price and which holders of such securities are not at any time granted registration rights, (vi) the Company’s issuance of securities as described in NHRA Sponsorship Agreement annexed thereto as Exhibit H, (vii) securities issued in payment of outstanding indebtednesses (for non-financing purposes) or to a vendor for professional services, and (vi) the payment of any interest on the Notes and Liquidated Damages pursuant to the Transaction Documents.

The foregoing price reset provision in the warrants makes it more difficult to raise additional equity capital and might reduce the proceeds to us upon exercise. Likewise, the cashless exercise provisions of the warrants that become effective after October 23, 2008 if there is no registration statement in effect as required may eliminate any proceeds to us upon exercise of the warrants. The possible profit to each warrant holder could be greater than suggested by the table above if the exercise price of the warrant is lower and the holder is thereafter able to sell the underlying shares at equivalent market prices.

POSSIBLE PROFIT TO OTHER SELLING SECURITY HOLDERS

The table below shows the possible profit to the persons identified as Selling Security Holders in this prospectus who acquired restricted common stock under the Subscription Agreement. The calculations are based upon the maximum aggregate offering price of $.50 per share. Concurrent with the first closing, we issued 1,500,000 shares of common stock. Management recorded the value of the shares at par value since there was no public market. The possible profit is based upon the proposed aggregate offering price of $.50 per share.

Selling Security Holder	Number of Shares Owned	Number of Shares Being Registered	Possible Profit on all Shares
Effcor LLC	30,000	30,000	$15,000
Momona Capital	1,470,000	209,400	$735,000

Mr. Corie Schlossberg has voting and investment control over Efcor LLC.
Mr. Arie Rabinowitz is the director of Momona Capital and has voting and investment control over Momona Capital.

COMPARISON OF NET PROCEEDS TO US AND TOTAL POSSIBLE PROFIT TO CONVERTIBLE NOTE HOLDERS AND WARRANT HOLDERS

	Sale of Notes	Exercise of Warrants
Net proceeds to us	$1,083,238	$5,795,451
Possible Profit to Convertible Note Holders*	$618,183
Possible Profit to Warrant Holders*		$3,477,272
Possible Profit as a percent of net proceeds	57%	60%

For this illustration, we calculated the possible profit to all convertible note holders using the Fixed Conversion Price ($.33 per share) and the proposed maximum offering price of $.50 per share. We calculated the possible profit to all warrant holders using $1.00 per share.

PRIOR TRANSACTIONS BETWEEN THE ISSUER AND SELLING SECURITY HOLDERS

On September 19, 2007, in connection with the Agreement and Plan of Merger among Mason Hill Holdings, Inc., MH 09122007, Inc. and Attitude Drink Company, Inc., we issued 4,000,000 shares of common stock for 100% of the capital stock of Attitude Drink Company, Inc. In that transaction, selling security holder Mr. Roy Warren received 3,900,000 shares of common stock for his ownership of 97.5% of the capital stock of Attitude Drink Company, Inc. Immediately prior to the September 2007 transaction, there were 1,000,000 shares of common stock held by persons other than the selling shareholders, affiliates of the company, or affiliates of the selling shareholders. Accordingly, the issuance of shares in September 2007 represents a 400% increase in the number of common shares issued and outstanding. 140,000 of the shares that Mr. Warren obtained in September 2007 are included in this prospectus by selling security holder SMIVEL, LLC which bought 200,000 shares directly from Mr. Warren in a private transaction. There was no established trading market for the shares of common stock immediately prior to the September 2007 transaction and there is no trading market as of April 8, 2008.

RELATIONSHIP OF OUTSTANDING SHARES BEFORE AND AFTER CONVERTIBLE NOTE TRANSACTION

The table below sets forth disclosure comparing: the number of shares outstanding prior to the convertible note transaction that are held by persons other than the selling shareholders, affiliates of the company, and affiliates of the selling shareholders; the number of shares registered for resale by the selling shareholders or affiliates of the selling shareholders in prior registration statements; the number of shares registered for resale by the selling shareholders or affiliates of the selling shareholders that continue to be held by the selling shareholders or affiliates of the selling shareholders; the number of shares that have been sold in registered resale transactions by the selling shareholders or affiliates of the selling shareholders; and the number of shares registered for resale on behalf of the selling shareholders or affiliates of the selling shareholders in the current transaction, excluding any securities underlying any outstanding convertible securities, options, or warrants.

the number of shares outstanding prior to the convertible note transaction that are held by persons other than the selling shareholders, affiliates of the company, and affiliates of the selling shareholders the number of shares registered for resale by the selling shareholders or affiliates of the selling shareholders in prior registration statements the number of shares registered for resale by the selling shareholders or affiliates of the selling shareholders that continue to be held by the selling shareholders or affiliates of the selling shareholders the number of shares that have been sold in registered resale transactions by the selling shareholders or affiliates of the selling shareholders the number of shares registered for resale on behalf of the selling shareholders or affiliates of the selling shareholders in the current transaction, excluding any securities underlying any outstanding convertible securities, options, or warrants

1,000,000	0	0	0	300,000

ISSUER’S FINANCIAL ABILITY AND SHORT POSITION INFORMATION

The Convertible Notes accrue interest at 10% per annum, are due two years after issuance, and provide for amortizing payments of the Principal Amount commencing twelve (12) months after issuance. For the $600,000 Convertible Notes issued on October 23, 2007, starting on October 23, 2008 and the same day of each month thereafter (each a “Repayment Date”), the Company must pay the holder 8.333% of the principal amount of the Convertible Note and any other amounts which are then due and owing (the “Monthly Amount”) See Section 1.2 of the Convertible Notes [Exhibit (4)(4) to Registration Statement]. Similarly, for the $500,000 Convertible Notes issued on February 15, 2008, starting on February 15, 2009 and the same day of each month thereafter (each a “Repayment Date”), the Company must pay the holder 8.333% of the principal amount of the Convertible Note and any other amounts which are then due and owing (the “Monthly Amount”). See Section 1.2 of the Convertible Notes [Exhibit (4)(4) to Registration Statement]. At the Company’s election, the Convertible Notes may be repaid (i) in cash equal to 110% of the Monthly Amount on the applicable Repayment Date or (ii) in registered common stock at an applied conversion rate equal to the lesser of (A) the Fixed Conversion Price of $.33 per share of common stock (the Fixed Conversion Price in the table above), or (B) 80% of the average of the five lowest closing bid prices for the Company’s common stock for the twenty days preceding such Repayment Date (“Lookback Period”)(“Minimum Conversion Price”) (the Floating Conversion Price”). If the closing price of the Company’s common stock for the ten trading days preceding any Repayment Date is equal to or greater than 200% of the Fixed Conversion Price (i.e., equal to or greater than $.66 per share), then the Company cannot repay in cash but must repay with shares of common stock at the Fixed Conversion Price of $.33 per share (the “Floating Conversion Price Limitation”). See Section 2.1 of the Convertible Notes [Exhibit (4)(4) to Registration Statement]. The first Repayment Date is October 23, 2008. At the holder’s election, the outstanding Principal Amount of the Note, together with interest, if any, and fees, and any sum arising under the Subscription Agreement, including but not limited to Liquidated Damages, into shares of the Company’s common stock at the Fixed Conversion Price.

At this time, the issuer does not have a reasonable basis to believe it will have sufficient cash available to make the amortizing principal and interest payments on the convertible notes. As a result, investors can anticipate the selling security holders will sell all or part of the common stock underlying the convertible notes that are included in this prospectus and likely receive the possible profit shown in the table above titled “Possible Profit to the Convertible Note Holders.”

Based upon information obtained from the Selling Security Holders, none of the Selling Security Holders has an existing short position in our common stock.

Elsewhere in the prospectus, we have included a materially complete description of the relationships and arrangements between us and the Selling Security Holders that currently exist or that have existed in the past three years or that are to be performed in the future. Moreover, we have included as exhibits to the registration statement, of which this prospectus is a part, copies of, or the form of, all agreements between us and the Selling Security Holders that currently exist or that have existed in the past three years or that are to be performed in the future.

RISK FACTORS

RISKS RELATING TO OUR BUSINESS GENERALLY

WE HAVE EXPERIENCED LOSSES AND EXPECT TO INCUR SUBSTANTIAL NET LOSSES IN THE FUTURE. IF WE DO NOT ACHIEVE PROFITABILITY, OUR FINANCIAL CONDITION AND STOCK PRICE COULD SUFFER.

Since inception, we have incurred significant losses. We expect operating losses and negative cash flow to continue for the foreseeable future. We anticipate that our losses may increase from current levels because we expect to incur significant additional costs and expenses related to being a public company, development of our new energy drink business, advertising, marketing and promotional activities, as well as the employment of additional personnel as our business expands.

Our ability to become profitable depends on our ability to generate and sustain substantially higher revenue while maintaining reasonable expense levels. In particular, although we intend to spend significant amounts on marketing and promotional activities, these efforts may not be effective in increasing our sales. If we do not achieve profitability, we may not be able to continue our operations.

WE ARE A RELATIVELY YOUNG COMPANY WITH A MINIMAL OPERATING HISTORY.

We have not generated revenue from operations in the last two fiscal years and were considered to be a “shell company” until our recent merger changed our business focus to concentrate in the energy drink arena. Our future operating results will depend on many factors, including the ability to generate demand and acceptance of our products, the level of our competition and our ability to attract and maintain key management and employees. While management believes the potential for revenue growth can be achieved in its current business plan, there can be no guarantees that we will be able to generate revenue in the future.

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY, WHICH MAKES OUR FUTURE RESULTS DIFFICULT TO PREDICT AND COULD CAUSE OUR OPERATING RESULTS TO FALL BELOW EXPECTATIONS.

Any investment in our company should be considered a high-risk investment because the investor will be placing funds at risk in a company with fluctuating costs and expenses, limited management experience, increased competition and other problems to which growing businesses are subject. Investors should not invest in our company unless they can afford to lose their entire investment.

OUR ABILITY TO SUCCEED DEPENDS ON OUR ABILITY TO GROW OUR BUSINESS WHILE MAINTAINING PROFITABILITY.

We need to develop new and innovative ways to manufacture our products and develop and expand our distribution in order to achieve growth and profitability. Our future growth and profitability will depend upon a number of factors, including, but not limited to:

•	Our ability to manage costs;

•	The increasing level of competition in the non-alcoholic beverage industry;

•	Our ability to continuously offer new or improved products;

•	Our ability to maintain efficient, timely and cost-effective production and delivery of our products;

•	Our ability to maintain sufficient production capacity for our products;

•	The efficiency and effectiveness of our sales and marketing efforts in building product and brand awareness;

•	Our ability to identify and respond successfully to emerging trends in the beverage industry;

•	The level of consumer acceptance of our products and services;

•	Regulatory compliance costs; and

•	General economic conditions and consumer confidence.

We may not be successful in executing our growth strategy, and even if we achieve targeted growth, we may not be able to sustain profitability. Failure to successfully execute any material part of our growth strategy would significantly impair our future growth and our ability to attract and sustain investments in our business.

IF WE FAIL TO PROMOTE AND MAINTAIN OUR BRAND IN THE MARKET, OUR BUSINESS, OPERATING RESULTS, FINANCIAL CONDITION AND OUR ABILITY TO ATTRACT CUSTOMERS WILL BE MATERIALLY ADVERSELY AFFECTED.

Our success in the single serving non-alcoholic beverage market depends on our ability to create and maintain brand awareness for our products. This may require a significant amount of capital to allow us to market our products and establish brand recognition and customer loyalty. Many of our competitors in this market are larger than us and have substantially greater financial resources. Additionally, many of the companies offering single serving non-alcoholic drinks have already established their brand identity within the marketplace. We can offer no assurances that we will be successful in establishing awareness of our brand allowing us to compete in this market. The importance of brand recognition will continue to increase because low barriers of entry to the industry in which we plan to operate may result in an increased number of direct competitors. To promote our brand, we may be required to continue to increase our financial commitment to creating and maintaining brand awareness. We may not generate a corresponding increase in revenue to justify these costs.

WE WILL RELY ON BOTTLERS AND DISTRIBUTORS TO DISTRIBUTE OUR PRODUCTS. IF WE ARE UNABLE TO SECURE SUCH BOTTLERS AND DISTRIBUTORS, THIS COULD HURT OUR ABILITY TO EFFICIENTLY AND PROFITABLY DISTRIBUTE AND MARKET OUR PRODUCTS AND EXPAND OUR BUSINESS INTO OTHER GEOGRAPHIC MARKETS.

We will distribute our products through regional bottlers and other direct store delivery distributors having established sales, marketing and distribution organizations. Our ability to establish a market for our unique brands and products in new geographic distribution areas depends on our ability to establish and maintain successful relationships with these and other reliable distributors strategically positioned to serve those areas. Many of these bottlers and distributors are affiliated with, manufacture and/or distribute soda and non-carbonated brands and other beverage products, including energy drinks, and our products may represent a small portion of their business. In many cases, these products compete directly with our products. In addition to directly competing for shelf space, we also compete for distribution space. To the extent that our distributors are distracted from selling our products, do not employ sufficient efforts in managing and selling our products, including re-stocking retail shelves with our products, or are unable to include our products in their distribution routes, our sales will be adversely affected.

Our ability to attract distributors depends on a number of factors, many of which are outside our control. Some of these factors include:

•	the level of demand for our brands and products in a particular distribution area;

•	our ability to price our products at levels competitive with those offered by competing products;

•	our ability to deliver products in the quantity and at the time ordered by distributors; and

•	the ability of our distributors to maintain sufficient resources and management to market and sell our products.

Our inability to achieve any of these factors in a geographic distribution area will have a material adverse effect on our relationships with our distributors in that particular geographic area, thus limiting our ability to expand our market, which will likely adversely affect our revenues and financial results.

WE DO NOT HAVE AGREEMENTS WITH DISTRIBUTORS, AND WE WILL INCUR SIGNIFICANT TIME AND EXPENSE IN ATTRACTING AND MAINTAINING KEY DISTRIBUTORS.

Our marketing and sales strategy depends in large part on the availability and performance of distributors for our products. We may not be able to establish and maintain successful relationships with distributors in our distribution areas. Moreover, there is the additional possibility that we may have to incur additional expenditures to attract and maintain key distributors in one or more of our geographic distribution areas in order to profitably exploit our geographic markets.

WE RELY ON THIRD-PARTIES TO PRODUCE AND PACKAGE OUR PRODUCTS. IF WE ARE UNABLE TO ESTABLISH RELATIONSHIPS WITH OUR BOTTLERS AND CONTRACT PACKERS OR ONCE ESTABLISHED, IF THEIR ABILITY TO MANUFACTURE OUR PRODUCTS BECOMES CONSTRAINED OR UNAVAILABLE TO US, OUR BUSINESS COULD SUFFER.

We do not own plant and equipment required to manufacture and package our beverage products and do not anticipate having such capabilities in the future. As a consequence, we depend on third-parties to produce and package our beverage products and to deliver them to distributors. Our ability to attract and maintain effective relationships with manufacturers and other third parties for the production, packaging and delivery of our beverage products in a particular geographic distribution area is important to the achievement of successful operations within each distribution area. Competition for contract packers’ business is tight, and this could make it more difficult for us to obtain new or replacement packers or to locate back-up contract packers in our various distribution areas and could also affect the economic terms of our agreements with our packers. Although production arrangements are generally of short duration or are terminable upon request, in the event of a disruption or delay, we may be unable to procure alternative packing facilities at commercially reasonable rates or within a reasonably short time period. We may not be able to establish satisfactory relationships with contract packers. The failure to establish and maintain effective relationships with contract packers for a distribution area could increase our manufacturing costs and thereby materially reduce profits realized from the sale of our products in that area. In addition, poor relations with any of our contract packers could adversely affect the amount and timing of product delivered to our distributors for resale, which would in turn adversely affect our revenues and financial condition.

As is customary in the contract packing industry for comparably sized companies, we are expected to arrange for our contract packing needs sufficiently in advance of anticipated requirements. To the extent demand for our products exceeds available inventory and the capacities produced by contract packing arrangements, or orders are not submitted on a timely basis, we will be unable to fulfill distributor orders on demand. Conversely, we may produce more products than warranted by the actual demand for them, resulting in higher storage costs and the potential risk of inventory spoilage. Our failure to accurately predict and manage our contract packaging requirements may impair relationships with our independent distributors and key accounts, which, in turn, would likely have a material adverse affect on our ability to maintain profitable relationships with those distributors and key accounts.

IF WE ARE UNABLE TO MAINTAIN PRODUCT QUALITY, OR IF WE ENCOUNTER PRODUCT RECALLS, OUR BUSINESS MAY SUFFER.

Because we rely on third parties to manufacture our products, we have limited control over the consistency and quality of our products. Although we will randomly test our products for consistency and quality, such testing may not prevent the distribution of defective or substandard products. Product quality issues, real or imagined, or allegations of product contamination, even if fake or unfounded, could tarnish the image of the affected brands and may cause consumers to choose other products. We may be required from time to time to recall products entirely or from specific co-packers, markets or batches. Product recalls could adversely affect our profitability and our brand image. We do not maintain recall insurance.

OUR BUSINESS AND FINANCIAL RESULTS DEPEND ON MAINTAINING A CONSISTENT AND ECONOMICAL SUPPLY OF RAW MATERIALS.

Raw materials for our products include proprietary ingredients, sweeteners, aluminum, labels, caps and packaging materials. Prices for our raw materials are generally determined by the market and may change at any time. Increases in prices for any of these raw materials in the future could have a material adverse impact on our profitability and financial position. The increased costs, together with increased energy, gas and freight costs, could result in increased production costs for certain products. If we are unable to find adequate suppliers for our raw materials on economic terms acceptable to us, this will adversely affect our results of operations.

We may not correctly estimate demand for our products. Our ability to estimate demand for our products is imprecise, particularly with new products, and may be less precise during periods of rapid growth, particularly in new markets. If we materially underestimate demand for our products or are unable to secure sufficient ingredients or raw materials including, but not limited to, cans, labels, flavors, supplements or certain sweeteners, we might not be able to satisfy demand on a short-term basis. Industry-wide shortages of certain juice concentrates, supplements and sweeteners have been and could, from time to time in the future, be experienced, which could interfere with or delay production of our products and could have a material adverse effect on our business and financial results. We do not use hedging agreements or alternative instruments to manage this risk.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND MAY BE SUBJECT TO INTELLECTUAL PROPERTY LITIGATION AND INFRINGEMENT CLAIMS BY THIRD PARTIES .

We intend to protect our unpatented trade secrets and know-how through confidentiality or license agreements with third parties, employees and consultants, and by controlling access to and distribution of our proprietary information. However, this method may not afford complete protection. If third parties take actions that affect our rights or the value of our intellectual property, similar proprietary rights or reputation or we are unable to protect our intellectual property from infringement or misappropriation, other companies may be able to use our proprietary know-how to offer competitive products at lower prices, and we may not be able to effectively compete against these companies.

OUR EXISTING INDEBTEDNESS MAY ADVERSELY AFFECT OUR ABILITY TO OBTAIN ADDITIONAL FUNDS AND MAY INCREASE OUR VULNERABILITY TO ECONOMIC OR BUSINESS DOWNTURNS.

On October 23, 2007, we entered a Securities Purchase Agreement with a group of accredited investors. Under the Securities Purchase Agreement, we agreed to sell up to $1,200,000 of our securities consisting of 10% convertible notes, shares of common stock and Class A and Class B common stock purchase warrants. At the initial closing, we received gross proceeds of $600,000. Our obligations under this agreement are secured by substantially all of our assets and the capital stock of our wholly owned subsidiary. As a result, we are subject to the risks associated with significant indebtedness, including:

•	we must dedicate a portion of our cash flows from operations to pay debt service costs and, as a result, we have less funds available for operations and other purposes;

•	it may be more difficult and expensive to obtain additional funds through financings, if available at all;

•
we are more vulnerable to economic downturns and fluctuations in interest rates, less able to withstand competitive pressures and less flexible in reacting to changes in our industry and general economic conditions; and

•	if we default under any of our existing obligations or if our creditors are able to demand payment of a portion or all of our indebtedness, we may not have sufficient funds to make such payments.

certain provisions in the transaction documents increase the likelihood that these investors will realize a profit on the resale of the shares of common stock underlying the convertible promissory notes and the warrants, but no such assurance exists for persons that purchase common stock under this prospectus.

WE HAVE PLEDGED SUBSTANTIALLY ALL OF OUR ASSETS TO SECURE OUR BORROWINGS AND ARE SUBJECT TO COVENANTS THAT MAY RESTRICT OUR ABILITY TO OPERATE OUR BUSINESS.

Our borrowings under our existing financing agreement are secured by substantially all of our assets. If we default under the indebtedness secured by our assets, those assets would be available to the secured creditor to satisfy our obligations to the secured creditor. In addition, our financing agreements impose certain restrictive covenants, including financial covenants. Failure to satisfy any of these covenants could result, among other things, acceleration of the payment of our outstanding indebtedness. Any of these consequences could adversely affect our ability to operate our business.

OUR REVENUES FROM OPERATIONS ARE NOT EXPECTED TO BE SUFFICIENT TO MEET OUR CAPITAL NEEDS IN THE NEAR FUTURE, AND WE MAY NEED TO RAISE ADDITIONAL FUNDS IN THE FUTURE, WHICH MAY NOT BE AVAILABLE TO US ON FAVORABLE TERMS, IF AT ALL, THEREBY POTENTIALLY DISRUPTING THE GROWTH OF OUR BUSINESS AND ABILITY TO GENERATE REVENUES.

Since inception, we have incurred losses and have had capital and stockholders’ deficits and limited cash to fund operations. Because we do not expect that revenues from operations will be sufficient to meet our projected capital needs, in addition to the financing, we may be required to raise additional capital through equity or debt financings in the future. Such capital may not be available to us or, if it is available, such capital may not be available on terms that are acceptable to us. If additional financing is raised by the issuance of common stock, you may suffer additional dilution, and if additional financing is raised through debt financing, it may involve significant restrictive covenants which could affect our ability to operate our business. If we are unable to raise sufficient additional capital on acceptable terms, we will likely have liquidity problems which will disrupt our planned growth and would have a material adverse effect on our financial condition or business prospects.

WE WILL INCUR INCREASED COSTS AS A RESULT OF BECOMING A PUBLIC COMPANY.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as amended, as well as new rules subsequently implemented by the Securities and Exchange Commission have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. For example, our current management team consists of two individuals, Roy G. Warren, our President and Tommy E. Kee, our Chief Financial Officer. The requirements associated with being a public company could place a strain on our management team. Management’s attention may be diverted from other business concerns, which could adversely affect our business. Also, we are in the process of implementing corporate governance standards, disclosure controls and financial reporting and accounting systems to meet our reporting obligations. Our failure to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, could harm our business and operating results.

Risks Related To Our Industry

WE COMPETE IN AN INDUSTRY THAT IS BRAND-CONSCIOUS, SO BRAND NAME RECOGNITION AND ACCEPTANCE OF OUR PRODUCTS ARE CRITICAL TO OUR SUCCESS.

Our business is substantially dependent upon awareness and market acceptance of our products and brands by our targeted consumers. In addition, our business depends on acceptance by our distributors of our brands as beverage brands that have the potential to provide incremental sales growth rather than reduce distributors’ existing beverage sales. Any failure of our brand to obtain acceptance or market penetration would likely have a material adverse effect on our revenues and financial results.

CHANGE IN CONSUMER PREFERENCES MAY REDUCE DEMAND FOR SOME OF OUR PRODUCTS.

The beverage industry is subject to changing consumer preferences. Shifts in consumer preferences may adversely affect us if we misjudge such preferences. To retain and expand our market share, we must develop and introduce different and innovative beverages and be competitive in the areas of quality and health, although there can be no assurance of our ability to do so. For example, there is increasing awareness and concern for the health consequences of obesity among the public, and this may reduce demand for our non-diet beverages. Many of our products are considered premium products and to maintain market share during recessionary periods, we may have to reduce profit margins which would adversely affect our results of operations. Product lifecycles for some beverage brands, products or packages may be limited to a few years before consumers’ preferences change. There can be no assurance that our beverages will become profitable for us. We may be unable to obtain sales of our brands through new product and packaging initiatives. We also may be unable to penetrate the markets. In addition, public concerns over the perceived safety or effects of energy drinks could also reduce demand for our energy drinks and our business, financial condition and results of operations will be adversely affected.

OUR BUSINESS IS SUBJECT TO MANY REGULATIONS, AND NONCOMPLIANCE IS COSTLY.

The production, marketing and sale of our unique beverages, including contents, labels, caps and containers, are subject to the rules and regulations of various federal, state and local health agencies. If a regulatory authority finds that a current or future product or production run is not in compliance with any of these regulations, we may be fined, or such products may have to be recalled, reformulated or repackaged, thus adversely affecting our financial conditions and operations. Similarly, any adverse publicity associated with any noncompliance may damage our reputation and our ability to successfully market our products. The applicable rules and regulations are subject to change from time to time, and we have no way of anticipating whether changes in these rules and regulations will impact our business adversely. Additional or revised regulatory requirements, whether labeling, environmental, tax or otherwise, could have a material adverse effect on our financial condition and results of operations.

WE COULD BE EXPOSED TO PRODUCT LIABILITY CLAIMS FOR PERSONAL INJURY OR POSSIBLY DEATH.

Although we intend to have product liability insurance in amounts we believe are adequate, we cannot assure that the coverage will be sufficient to cover any or all product liability claims. To the extent our product liability coverage is insufficient, a product liability claim would likely have a material adverse effect upon our financial condition. In addition, any product liability claim successfully brought against us may materially damage the reputation of our products, thus adversely affecting our ability to continue to market and sell that or other products. In the event of a serious product quality issue, we do not maintain a recall procedures plan to assist us in mitigating the effects from such a product quality issue.

INCREASED COMPETITION COULD HURT OUR BUSINESS.

The beverage industry is highly competitive. The principal areas of competition are pricing, packaging, development of new products and flavors and marketing campaigns. Our products will compete with a wide range of drinks produced by a relatively large number of manufacturers, most of which have substantially greater financial, marketing and distribution resources than we do. Important factors affecting our ability to compete successfully include taste and flavor of products, trade and consumer promotions, rapid and effective development of new, unique cutting edge products, attractive and different packaging, branded product advertising and pricing. Our products compete with all liquid refreshments and with products of much larger and substantially better financed competitors, including the products of numerous nationally and internationally known producers such as The Coca-Cola Company, Pepsico Inc., Red Bull, and Hansen Natural Corporation. We also compete with companies that are smaller or primarily local in operation. Our products also compete with private label brands such as those carried by grocery store chains, convenience store chains and club stores. There is no assurance that we will not encounter difficulties in obtaining market share or position due to competition in the beverage industry and our business, financial condition and results of operations could be adversely affected.

Risks Relating to our Securities

SHARES ELIGIBLE FOR SALE OR CONVERTIBLE INTO SHARES IN THE FUTURE COULD NEGATIVELY AFFECT OUR STOCK PRICE AND DILUTE SHAREHOLDERS.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock underlying our 10% convertible notes or the perception that these sales could occur. This might also make it more difficult for us to raise funds through the issuance of securities. We cannot predict what effect, if any, market sales of shares held by any stockholder or the availability of these shares for future sale will have on the market price of our common stock.

OUR OFFICERS AND PRINCIPAL SHAREHOLDER OWNS APPROXIMATELY 46% OF OUR OUTSTANDING COMMON SHARES.

As of April 8, 2008, Roy G. Warren, a director and officer of the corporation, owns 3,415,000 shares of our issued and outstanding common stock and Tommy Kee, our Chief Financial Officer, owns 100,000 shares, collectively 44%. Mr. Warren could elect all directors, dissolve, merge or sell our assets or otherwise direct our affairs. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impede a merger, consolidation, takeover or other business combination involving the company, which, in turn, could depress the market price of our common stock.

THERE IS PRESENTLY NO MARKET FOR OUR COMMON STOCK.

There has been no public market for our common stock since 2001.  We cannot assure that a public market for our common stock will develop in the future. We anticipate that following the filing of this registration statement, we will apply to have our common stock quoted on the Over-The-Counter Bulletin Board (the “OTCBB”) and “Pink Sheets”. However, the OTCBB is a dealer system, and we will have to seek market-makers to provide quotations for our common stock. Even if our common stock is quoted on the OTCBB, the OTCBB provides a limited trading market, and we can make no assurances that any market-maker will want to provide such quotations. Failure to develop or maintain an active trading market could negatively affect the value of our shares and make it difficult for shareholders to sell their shares or recover any part of their investment in the company. Even if a market for our common stock does develop, the market price of our common stock may be highly volatile so that holders of our common stock will not be able to sell their shares at prices that allow them to recover any or all of their investment. Market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. Factors that could cause fluctuations in our stock price may include, among other things:

•  Introductions of new products or new pricing policies by us or by our competitors;

•  The gain or loss of significant customers or product orders;

•  Actual or anticipated variations in our quarterly results;

•  The announcement of acquisitions or strategic alliances by us or by our competitors;

•  Recruitment or departure of key personnel;

•  The level and quality of securities research analyst coverage for our common stock;

•  Changes in the estimates of our operating performance or changes in recommendations by us or any research analysts that follow our stock or any failure to meet the estimates made by research analysts; and

•  Market conditions in our industry and the economy as a whole.

In addition, public announcements by our competitors concerning, among other things, their performance, strategy, accounting practices, or legal problems could cause the market price of our common stock to decline, regardless of our actual operating performance.

PROVISIONS IN OUR AGREEMENT WITH THE SELLING SECURITY HOLDERS MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE

•	If we use shares of common stock to repay the Convertible Notes, the existing common stockholders will suffer substantial dilution to their ownership percentage in our capital stock;

•
Repayment of the Convertible Notes in shares will dilute the ownership percentage of existing common stockholders.  Due to the Floating Conversion Price, if the closing price of our common stock is below $.4125 per share during the 20 days preceding a Repayment Date, the existing common stockholders will suffer more dilution;

•
If the closing price of our common stock is above $.66 per share, the possible profit to the Selling Security Holders increases the likelihood they will sell their shares and that may cause the price of our common stock to decline;

•	The anti-dilution protection clauses in our agreements with Selling Security Holders impose substantial limitations on our ability to secured additional funding;

➢
These provisions reset to a lower price per share the Fixed Conversion Price in the Convertible Notes and the Purchase Price in the Warrants if we issue shares below $.33 and $.50 per share, respectively;

➢	These provisions increase the likelihood that the existing Convertible Note Holders and Warrant Holders will realize a profit on the sale of the common stock underlying these securities; and

➢
All or a portion of the possible profit due to the reset provisions is achieved through dilution to existing shareholders and may cause the price of our common stock to decline until the notes are repaid and all warrants are exercised or expire.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

In the event a public market for our securities develops, sales of a substantial number of shares of our common stock could cause a decrease in the market price of our common stock.

DILUTION

The net tangible book value of Attitude Drinks Incorporated as of December 31, 2007 was ($2,972,790) or ($.45) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of Attitude Drinks Incorporated (total tangible assets less total liabilities) by the number of outstanding shares of common stock. Since this offering is being made solely by the selling security holders, and none of the proceeds will be paid to Attitude Drinks Incorporated, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, was impacted by our sale of securities to a group of accredited investors on October 23, 2007 (the “Subscription Agreement”). The following table illustrates the per share changes in net tangible book value per share assuming (A) receipt of $1,200,000 under the Subscription Agreement and immediate conversion of $1,200,000 of promissory notes at the fixed conversion price of $.33 per share of common stock or (B) the exercise of 9,272,722 warrants at the average exercise price of $.625 per share and both (A)&(B) as of September 30, 2007.

Net tangible book value per share before	Net tangible book value per share after	Change caused by (A)*	Change caused by (B)**	Change caused by (A)&(B)
	A
($.45)	$(.17)	$.28
	B
	$.18		$.63
	A & B
	$.04			$.49

* Tangible book value of ($2,972,790) at December 31, 2007 plus $1,200,000 results in tangible book value of ($1,772,790). Common stock increases from 6,560,600 shares at December 31, 2007 to 10,197,242 shares, 3,636,642 shares for conversion of the notes at $.33 per share.

** Tangible book value of ($2,972,790) at December 31, 2007 plus $5,795,451 in gross proceeds from the exercise of 9,272,722 warrants at the average exercise price of $.625 results in tangible book value of $2,822,681. Common stock increases from 6,560,000 at December 31, 2007 to 15,832,722 shares.

Due to the Subscription Agreement and conversion of the notes issued, the existing stockholders will experience a $.28 per share increase in the net tangible book value per share. Due to the exercise of 9,272,722 warrants at the average exercise price of $.625 per share, the existing stockholders will experience a $.63 per share increase in the net tangible book value per share attributable to the cash payments made upon the exercise of the warrants. Both actions taken together cause the existing stockholders to experience a $.49 per share increase in the net tangible book value per share. There is no guarantee that the warrants will be exercised. Therefore, there is no guarantee we will receive any proceeds from the sale of common stock underlying the warrants. However, if the holders exercise, then we will receive proceeds from the sale of the common stock underlying the warrants. In that event, we intend to use all proceeds for general corporate purposes.

SELLING SECURITY HOLDERS

The following table presents information regarding the selling security holders. Changes in the selling security holders occurring after the date of this prospectus will be reflected by our filing a Rule 424(b) prospectus with the Commission. The table below identifies the selling security holders. None of the selling security holders have held a position or office or had any other material relationship with Attitude Drinks Incorporated, except as noted below.

Roy G. Warren, a director and President of Attitude Drinks Incorporated, owns 3,400,000 shares of our common stock (42%).  Mr. Warren was one of the investors in our sale of securities to a group of accredited investors on October 23, 2007 (the “Subscription Agreement”). Therefore, Mr. Warren is considered the beneficial owner of an additional 1,136,364 shares of common stock that are issuable to him under the Subscription Agreement and 15,000 shares owned by Mr. Warren's son who lives in the same house.

Name of selling security holder	Amount of securities of the class owned by the security holder before this offering*	Amount to be offered for the security holder's account	Amount and (if one percent or more) percentage of the class to be owned by security holder after the offering is complete
Alpha Capital Anstalt (1) Mr. Konrad Aderman, Director Pradafant 7 9490 Furstentums Vaduz, Lichtenstein	8,818,182	140,000	8,678,182 (37%)
EFCOR (2) c/o Grushko & Mittman, P.C. 551 Fifth Avenue Suite 1601 New York, NY 10176	30,000	30,000	0
Grushko & Mittman, P.C. 551 Fifth Avenue Suite 1601 New York, NY 10176	60,600	60,600	0
Momona Capital (3) c/o Grushko & Mittman, P.C. 551 Fifth Avenue Suite 1601 New York, NY 10176	1,470,000	209,400	1,260,600 (5%)
Monarch Capital Fund Ltd (4) Harbour House, 2 nd Floor Waterfront Drive, Road Town Tortola, BVI	2,272,728	140,000	2,132,728 (9%)
Whalehaven Capital Fund Limited (5) Mr. Brian Mazella, Agent 3 rd Fl., 14 Par-La-Ville Rd. Hamilton, Bermuda HM08	3,409,090	140,000	3,269,090 (14%)

Roy G. Warren 11300 Highway 1 Suite 202			4,411,364%
North Palm Beach, FL 33408	4,551,364	140,000	(19%	)
SMIVEL LLC (6) Attn: Joe Smith 12642 SW 103 Court Miami, FL 33176	200,000	140,000	60,000

* For the purpose of the table set forth above, we have included all shares of common stock beneficially owned by each selling security holder as of April 9, 2008, including the shares of common stock issuable to such person upon exercise of the Class A and Class B Common Stock Purchase warrants and the shares of common stock issuable to such person upon the conversion of any Secured Convertible Promissory Note issued or issuable to such person under the Subscription Agreement dated October 23, 2007.  The registration rights granted under the Subscription Agreement require us to register shares equal to 175% of shares issuable upon conversion of the notes.

(1) Alpha Capital Anstalt is a Lichtenstein corporation.  Mr. Konrad Ackerman is a director of Alpha and has voting and investment control over Alpha Capital Anstalt.

(2) Corie Schlossberg has voting and investment control over Efcor LLC.

(3) Mr. Arie Rabinowitz is the director of Momona Capital and has voting and investment control over Momona Capital.

(4) Monarch Capital Fund Ltd. is a British Virgin Islands Investment Fund managed by Beacon Fund Advisors Ltd. and advised by Monarch Managers Ltd.  David Sims and Joseph Franck, the principals, respectively, of the Manager and the Advisor, have voting and investment control with regard to the fund.

(5) The following individuals have voting/investment control over Whalehaven Capital Fund Limited. Michael Finkelstein - Investment Manager, Brian Mazzella - CFO, Arthur Jones - Director, and Trevor Williams - Director

(6) Mr. Joe Smith has voting and investment control over SMIVEL LLC

PLAN OF DISTRIBUTION

The selling security holders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when disposing of shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

• an exchange distribution in accordance with the rules of the applicable exchange;

• privately negotiated transactions;

• to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the Commission;

• broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

• a combination of any of these methods of sale; and

• any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended ("Securities Act"), if available, rather than under this prospectus. The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling security holders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of and limit the timing of purchases and sales of any of the shares by the selling security holders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling security holders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling security holder and purchaser are responsible for paying any discounts, commissions and similar selling expenses they incur.

The selling security holders and the issuer have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act. Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling security holders are advised to ensure that any brokers, dealers or agents effecting transactions on behalf of the selling security holders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of brokers, dealers and agents. We estimate that the expenses of the offering to be borne by us will be approximately $48,000. The estimated offering expenses consist of: a SEC registration fee of $387.41, accounting fees of $17,000, legal fees of $25,000 and miscellaneous expenses of $5,000. We will not receive any proceeds from the sale of any of the shares of common stock by the selling security holders. We will, however, receive proceeds from the exercise, if any, of the Warrants.

The selling security holders should be aware that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling security holders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling security holders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of common stock of Attitude Drinks Incorporated while such selling security holders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling security holders are not permitted to cover short sales by purchasing shares while the offering is taking place. The selling security holders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to this Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

LEGAL PROCEEDINGS

None.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the name, age and positions of our executive officers as of November 30, 2007.

Name	Age	Position
Roy G. Warren	52	President, Secretary and Director
Tommy E. Kee	58	Treasurer (Chief Financial Officer)
Michael C. Edwards	48	Director
H. John Buckman	62	Director

Roy G. Warren- Mr. Warren was appointed as our President, Secretary and Director in September 2007. Mr. Warren was Chief Executive Officer of Bravo! Brands Inc. from 1999 to April 30, 2007. While he served as CEO, he was viewed as an innovator for milk based beverages and quoted often in trade magazines. Further, Mr. Warren has served as a speaker at a number of trade conferences about functional beverages, beverage trends and dairy innovations.

Tommy E. Kee- Mr. Kee was appointed as Treasurer of the company in October 2007. Mr. Kee was Chief Financial Officer and Chief Accounting Officer for Bravo! Brands Inc. for the last four years.

Michael C. Edwards- Mr. Edwards became a director of the company in October 2007. Mr. Edwards was the director of sales (chief revenue officer) for Bravo! Brands Inc. for over five years prior to May 2007 when he left Bravo!. Mr. Edwards is the sole proprietor of a chain of three Auto Care car washes in Martin County, Florida acquired in September 2007.

H. John Buckman- Mr. Buckman joined the board as a director in October 2007. Mr. Buckman is a principal and majority shareholder of Buckman, Buckman and Reid, a licensed broker-dealer co-founded by Mr. Buckman in 1988.

Involvement in Certain Legal Proceedings

Mr. Warren, Mr. Kee and Mr. Edwards all served as executive officers of Bravo Brands! Inc. On September 21, 2007, Bravo Brands! Inc. reported that it filed a voluntary petition in the United States Bankruptcy Court for the Southern District of Florida pursuant to Chapter 7 of Title 11 of the United States Code, Case No. 07-17840-PGH. The filing occurred after Mr. Warren, Mr. Kee and Mr. Edwards ended their relationship with Bravo Brands! Inc.  Further, in October 2007, five separate law firms announced the filing of a class action lawsuit on behalf of purchasers of the securities of Bravo! Brands, Inc. between November 20, 2005 and May 15, 2007. These filings relate to alleged violations of provisions of the Securities Exchange Act of 1934, including Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5, and allege that the company issued a series of material misrepresentations to the market which had the effect of artificially inflating the market price of Bravo! common stock. Certain of these complaints allege violations of the Securities Exchange Act of 1934 by Mr. Warren and Mr. Kee, who served as CEO and Chief Accounting Officer, respectively, of Bravo!.

Employment Agreements

We have not entered into employment agreements with any of our officers.

Board of Directors

Our Board of Directors currently consists of three members. Our Bylaws provide that our board shall consist of not less than one nor more than 5 individuals. The terms of directors expire at the next annual shareholders’ meeting unless their terms are staggered as permitted in our bylaws. Each shareholder is entitled to vote the number of shares owned by him for as many persons as there are directors to be elected. Shareholders do not have a right to cumulate their votes for directors.

Director Compensation

Currently, we do not pay our directors any cash or other compensation. In the future, we may consider appropriate forms of compensation, including the issuance of common stock and stock options as compensation.

Committees

To date, we have not established a compensation committee, nominating committee or an audit committee. Our president, Roy G. Warren, reviews the professional services provided by our independent auditors, the independence of our auditors from our management, our annual financial statements and our system of internal accounting controls.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares and percentage of all shares of common stock issued and outstanding as of April 8, 2008, held by any person known to us to be the beneficial owner of 5% or more of our outstanding common stock, by each executive officer and director, and by all directors and executive officers as a group.

This information as to beneficial ownership was furnished to us by or on behalf of the persons named. Unless otherwise indicated, the business address of each person listed is 11300 U.S. Highway 1, Suite 207, North Palm Beach, Florida 33408. Information with respect to the percent of class is based on outstanding shares of common stock as of April 8, 2008. Except as otherwise indicated and pursuant to applicable community property laws, to our knowledge, each stockholder has sole power to vote and dispose of all the shares of common stock listed opposite his name.

For purposes of this table, each person is deemed to have beneficial ownership of any shares of our common stock such person has the right to acquire on or within 60 days after April 8, 2008.

(2) Name of Beneficial Owner	(3) Shares of Common Stock Beneficially Owned	(4) Percent of Class
Roy G. Warren President, Secretary and Director	4,551,364	44%
Tommy E. Kee Chief Financial Officer	100,000	<1%
Momona Capital	1,470,000	19%
All executive officers and directors as a group (2 persons)	4,651,364	46%

Roy G. Warren, a director and President of Attitude Drinks Incorporated, owns 3,400,000 shares of our common stock (44%).  Mr. Warren was one of the investors in our sale of securities to a group of accredited investors on October 23, 2007 (the “Subscription Agreement”).  Therefore, Mr. Warren is considered the beneficial owner of an additional 1,136,364 shares of common stock that are issuable to him under the Subscription Agreement and 15,000 shares owned by Mr. Warren’s son who lives in the same house.

DESCRIPTION OF SECURITIES

Common Stock

Our articles of incorporation authorize us to issue up to 100,000,000 shares of common stock, par value $.001. At April 8, 2008, we had issued and outstanding 8,060,600 shares of common stock of which 44% are owned by our officers and directors.

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of common stock have no cumulative voting rights. In the event of liquidation, dissolution or winding down of the company, the holders of shares of common stock are entitled to share, pro rata, all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock

Our Articles of Incorporation authorize us to issue up to 20,000,000 preferred shares $.001 par value. We have designated 2,000,000 shares of our preferred stock $.001 par value as Series A Preferred (“Series A”). Each share of Series A is convertible into six shares of our common stock for a period of five years from the date of the issue. The conversion basis is not adjusted for any stock split or combination of the common stock. The Series A votes with the common stock on an as converted basis. We must at all times have sufficient common shares reserved to effect the conversion of all of the outstanding Series A. At April 9, 2008, we had issued and outstanding 75,000 shares of Series A.

The holders of the Series A shall be entitled to receive common stock dividends when, as, if and in the amount declared by the directors of the company to be paid in cash or in market value of the company’s common stock. We are restricted from paying dividends or making distributions on our common stock without the approval of a majority of the Series A holders. The Series A is subject to redemption by us in certain circumstances.

Convertible Notes and Warrants

On October 23, 2007, Attitude Drinks entered a Subscription Agreement for the sale of securities consisting of $1,200,000 secured convertible promissory notes, 1,500,000 shares of restricted common stock and 9,272,722 Class A and Class B common stock purchase warrants. The following sets forth a general summary of the terms and conditions thereof. Copies of the transaction documents are filed as exhibits.

Convertible Notes

On October 23, 2007, we entered into an agreement to sell up to $1,200,000 in secured convertible promissory notes (the “Convertible Notes”). The Convertible Notes accrue interest at 10% per annum, are due two years after issuance, and provide for amortizing payments of the Principal Amount commencing twelve (12) months after issuance. For the $600,000 Convertible Notes issued on October 23, 2007, starting on October 23, 2008 and the same day of each month thereafter (each a “Repayment Date”), the Company must pay the holder 8.333% of the principal amount of the Convertible Note and any other amounts which are then due and owing (the “Monthly Amount”) See Section 1.2 of the Convertible Notes [Exhibit (4)(4) to Registration Statement]. Similarly, for the $500,000 Convertible Notes issued on February 15, 2008, starting on February 15, 2009 and the same day of each month thereafter (each a “Repayment Date”), the Company must pay the holder 8.333% of the principal amount of the Convertible Note and any other amounts which are then due and owing (the “Monthly Amount”). See Section 1.2 of the Convertible Notes [Exhibit (4)(4) to Registration Statement]. At the Company’s election, the Convertible Notes may be repaid (i) in cash equal to 110% of the Monthly Amount on the applicable Repayment Date or (ii) in registered common stock at an applied conversion rate equal to the lesser of (A) the Fixed Conversion Price of $.33 per share of common stock (the Fixed Conversion Price in the table above), or (B) 80% of the average of the five lowest closing bid prices for the Company’s common stock for the twenty days preceding such Repayment Date (“Lookback Period”)(“Minimum Conversion Price”) (the Floating Conversion Price”). If the closing price of the Company’s common stock for the ten trading days preceding any Repayment Date is equal to or greater than 200% of the Fixed Conversion Price (i.e., equal to or greater than $.66 per share), then the Company cannot repay in cash but must repay with shares of common stock at the Fixed Conversion Price of $.33 per share (the “Floating Conversion Price Limitation”). See Section 2.1 of the Convertible Notes [Exhibit (4)(4) to Registration Statement]. The first Repayment Date is October 23, 2008. At the holder’s election, the outstanding Principal Amount of the Note, together with interest, if any, and fees, and any sum arising under the Subscription Agreement, including but not limited to Liquidated Damages, into shares of the Company’s common stock at the Fixed Conversion Price. The holder is not entitled to convert the note, if the number of shares of our common stock beneficially owned by the holder and its affiliates, including shares to be issued upon conversion of the note would result in beneficial ownership by the holder and its affiliates of more than 9.99% of our outstanding common stock on that date. This restriction may be waived, in whole or in part, upon sixty-one days prior notice from the holder to increase the percentage up to 9.99% but not in excess of 9.99%. The shares to be issued as repayment are subject to adjustment upon events such as merger, reclassification, stock splits and dividends and shares of common stock issued by the company below the fixed conversion price. We are required to reserve from our authorized and unissued common stock not less than 175% of the number of shares to provide for issuance upon full conversion of the Convertible Notes at $.33 per share.

Events of default under the Convertible Notes generally include failure to pay principal and interest within five days after the due date; breach of any covenant (continuing for a period of ten days) or material representation or warranty in the subscription agreement, note or transaction document; appointment of receiver or trustee; entry of filing of any money judgment, writ or similar process for more than $100,000, that remains for a period of 45 days; failure to comply with certain listing or filing requirements in the subscription agreement; bankruptcy, insolvency, reorganization or liquidation proceedings; delisting of the common stock from any principal market for a period of seven consecutive trading days; a SEC or judicial stop trade on the company’s common stock that lasts for five or more consecutive trading days; failure to timely deliver common stock per the note or subscription agreement; a non-registration event as described in the subscription agreement; effectuation of a reverse split without twenty days prior written notice; failure to reserve the amount of common stock required under the note and subscription agreement; the restatement of the company’s financial statements for any date or a period from two years prior to the issue date of the note until it is no longer outstanding, if such restatement would have a materially adverse effect; and the occurrence of any event of default under any other note issued in the transaction.

Under Section 3.4(b)(D) of the Convertible Notes, the Fixed Conversion Price resets to a lower price per share if, before the notes are paid, and if not an Excluded Issuance, the Company (i) sells common stock for less than the Fixed Conversion Price or (ii) sells securities that convert into, or are exercisable, at a price per share less than the Fixed Conversion Price. Excluded Issuance is defined in the Subscription Agreement and excludes from the reset provision any issuances in connection with (i) full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of corporation or other entity which holders of such securities or debt are not at any time granted registration rights, (ii) the Company’s issuance of securities in connection with strategic license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital and which holders of such securities or debt are not at any time granted registration rights, (iii) the Company’s issuance of Common Stock or the issuances or grants of options to purchase Common Stock pursuant to stock option plans and employee stock purchase plans described on Schedule 5(d) thereto at prices equal to or higher than the closing price of the Common Stock on the issue date of any of the foregoing, (iv) as a result of the exercise of Warrants or conversion of Notes which are granted or issued pursuant to this Agreement, or that have been issued prior to the Closing Date, the issuance of which has been disclosed in a Registration Statement filed not less than five days prior to the Closing Date, (v) the issuance of up to 1,000,000 Shares of the Company’s Common Stock until March 31, 2008 to attract key employees at valuation not less than the Conversion Price and which holders of such securities are not at any time granted registration rights, (vi) the Company’s issuance of securities as described in NHRA Sponsorship Agreement annexed thereto as Exhibit H, (vii) securities issued in payment of outstanding indebtednesses (for non-financing purposes) or to a vendor for professional services, and (viii) the payment of any interest on the Notes and Liquidated Damages pursuant to the Transaction Documents.

The definition of Excepted Issuances includes all shares of common stock issued (iv) as a result of the exercise of Warrants or Conversion of Notes delivered under the Transaction Documents and (viii) for the payment of any interest on the Notes and Liquidated Damages pursuant to the Transaction Documents. These provisions and others in the Transaction Documents increase the likelihood that the holders will realize a profit on the resale of the shares of common stock underlying the convertible promissory notes, but no such assurance exists for other persons, including any persons that purchase common stock.

Class A Warrants

On October 23, 2007, we agree to issue Class A Warrants in connection with our $1,200,000 financing. We issued Class A Warrants to purchase 2,818,182 shares of common stock at an exercise price of $0.50 per share, subject to standard anti-dilution adjustment as set forth in the warrants. The Class A Warrants expire five years after the date of issuance, have registration rights, and have anti-dilutive protection for certain share issuances by the company as set forth in the warrant. Until five years after the date of issuance, if the Company shall issue any common stock except for the Excepted Issuances, prior to the complete exercise of the warrant for a consideration less than $0.50 per share (or the Purchase Price that would be in effect at the time of such issue due to a prior adjustment), then, and thereafter successively upon each such issue, the exercise price shall be reduced to such other lower price for then outstanding warrants. The Class A Warrants, by way of reference to the Subscription Agreement, defines “Excepted Issuances” as (i) full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of corporation or other entity which holders of such securities or debt are not at any time granted registration rights, (ii) the Company’s issuance of securities in connection with strategic license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital and which holders of such securities or debt are not at any time granted registration rights, (iii) the Company’s issuance of Common Stock or the issuances or grants of options to purchase Common Stock pursuant to stock option plans and employee stock purchase plans described on Schedule 5(d) hereto at prices equal to or higher than the closing price of the Common Stock on the issue date of any of the foregoing, (iv) as a result of the exercise of Warrants or conversion of Notes which are granted or issued pursuant to this Agreement, or that have been issued prior to the Closing Date, the issuance of which has been disclosed in a Registration Statement filed not less than five days prior to the Closing Date, (v) the issuance of up to 1,000,000 Shares of the Company’s Common Stock until March 31, 2008 to attract key employees at valuation not less than the Conversion Price and which holders of such securities are not at any time granted registration rights, (vi) the Company’s issuance of securities as described in NHRA Sponsorship Agreement, (vii) securities issued in payment of outstanding indebtednesses (for non-financing purposes) or to a vendor for professional services, and (vi) the payment of any interest on the Notes and Liquidated Damages pursuant to the Transaction Documents.

The definition of Excepted Issuances includes all shares of common stock issued (iv) as a result of the exercise of Warrants or Conversion of Notes delivered under the Transaction Documents and (vi) for the payment of any interest on the Notes and Liquidated Damages pursuant to the Transaction Documents. These provisions and others in the Transaction Documents increase the likelihood that the holders will realize a profit on the resale of the shares of common stock underlying the warrants, but no such assurance exists for other persons, including any persons that purchase common stock.

We have the option to “call” the exercise of up to 50% of the shares issuable upon exercise of the warrant if, among other things, we have an effective registration statement for the shares underlying the warrant, if within the ten days prior to the notice, our common stock has a closing price as reported by the principal market of 200% of the purchase price for thirty consecutive trading days (“Lookback Period”) and the average daily trading volume during the Lookback Period is not less than 40,000 shares and we are not in default under the warrant, the note or subscription agreement. The holder is not entitled to exercise the warrant, nor may we exercise our right to give a call notice, if the number of shares of our common stock beneficially owned by the holder and its affiliates, including shares to be issued upon exercise of the warrant would result in beneficial ownership by the holder and its affiliates of more than 4.99% of our outstanding common stock on that date. This restriction may be waived, in whole or in part, upon sixty-one days prior notice from the holder to increase the percentage up to 9.99% but not in excess of 9.99%.

Class B Warrants

Under the Subscription Agreement dated October 23, 2007, we are also obligated to issue Class B Warrants. Upon exercise of a Class A Warrant, the holder of the warrant shall receive one warrant share and one Class B Warrant. The exercise price of the Class B Warrant shall be equal to 150% of the exercise price of the Class A warrant in effect at such time of exercise, subject to reduction as set forth in the Class B Warrant. As such, the exercise price of the Class B Warrant would be $.75 per share.

For both Class A and Class B Warrants, the warrant exercise price and number of warrant shares issuable upon exercise of the warrants shall be equitably adjusted to offset the effect of stock splits, stock dividends, and similar events as described in the subscription agreement and warrants. These provisions and others in the Transaction Documents increase the likelihood that the holders will realize a profit on the resale of the shares of common stock underlying the warrants, but no such assurance exists for other persons, including any persons that purchase common stock.

Transfer Agent

Our transfer agent is:
Florida Atlantic Stock Transfer, Inc.
7130 Nob Hill Road
Tamarac, Florida 33321

Contact information:
Mr. Rene Garcia
Telephone: 954-726-4954
Facsimile: 954-726-6305

INTEREST OF NAMED EXPERTS AND COUNSEL

The financial statements as of March 31, 2007, and the related statements of operations, changes in stockholders' deficit and cash flows for each of the years in the two-year period ended March 31, 2007 were audited by the Independent Registered Public Accounting Firm of Demetrius & Company L.L.C.

The financial statements of our subsidiary, Attitude Drink Company, Inc., as of August 31, 2007 were audited by the Independent Registered Public Accounting Firm of Lazar Levine & Felix LLP.

As of September 19, 2007, (the effective date of the Agreement and Plan of Merger among Mason Hill Holdings, Inc. MH 09122007, Inc. and Attitude Drink Company, Inc.) we engaged the Independent Registered Public Accounting Firm of Lazar Levine & Felix LLP for the review and audit of our financial statements and dismissed the Independent Registered Public Account Firm of Demetrius & Company L.L.C. This change in accountants was approved by the Board of Directors. Other than what we describe here, no reports on our financial statements issued by Demetrius during our two most recent fiscal years, and any subsequent interim period, contained an adverse opinion or disclaimer of opinion, nor were any reports issued by Demetrius qualified or modified as to uncertainty, audit scope, or accounting principles. During our most recent full fiscal years ended March 31, 2007 and 2006 and subsequent interim period through June 30, 2007, there were no disagreements with Demetrius on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Demetrius, would have caused Demetrius to make references to the subject matter of such disagreements in connection with its reports on our financial statements during those periods.

During our two prior fiscal years ended March 31, 2007 and subsequent interim period through June 30, 2007, Lazar was not engaged as our principal accountant to audit our financial statements nor did we consult with Lazar regarding any matter or event.

Weed & Co. LLP, special counsel for Attitude Drinks Incorporated, has given an opinion on the validity of the securities being registered in this offering.  Richard O. Weed of Weed & Co LLP is the owner of 119,103 shares of common stock.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation, as amended, Bylaws and Delaware law contain provisions relating to the indemnification of officers and directors. Generally, they provide that we may indemnify any person who was or is a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except for an action by or in right of our company, by reason of the fact that he is or was a director, officer, employee or agent of our company. It must be shown that he acted in good faith and in a manner, which he reasonably believed to be in, or not opposed to, our best interests. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his duty to our company.

DESCRIPTION OF BUSINESS

THE COMPANY

Attitude Drinks Incorporated (“Attitude”, “We” or “Our”) was formed in Delaware on September 11, 1988 under the name International Sportfest, Inc. In January 1994, we acquired 100% of the issued and outstanding common stock of Pride Management Services Plc ("PMS"). PMS was a holding company of six subsidiaries in the United Kingdom engaged in the leasing of motor vehicles throughout the United Kingdom. Simultaneously with the acquisition of PMS, we changed our name to Pride, Inc. From January 1994 through October 1999, we engaged in the leasing of motor vehicles throughout the United Kingdom. On October 1, 1999, we acquired all of the issued and outstanding stock of Mason Hill & Co. and changed our name to Mason Hill Holdings, Inc. During the quarter ended June 30, 2001, our operating subsidiary, Mason Hill & Co., was liquidated by the Securities Investors Protection Corporation. As a result, we became a shell corporation whose principal business was to locate and consummate a merger with an ongoing business.

On September 19, 2007, we acquired Attitude Drink Company, Inc., a Delaware corporation (“ADCI”), under an Agreement and Plan of Merger among Mason Hill Holdings, Inc., MH 09122007, Inc. and ADCI. On September 30, 2007, we changed our name to Attitude Drinks Incorporated. Our wholly owned subsidiary, ADCI, was incorporated in Delaware on June 18, 2007.

On October 23, 2007, we entered a Securities Purchase Agreement with a group of accredited investors. Under the Securities Purchase Agreement, we agreed to sell up to $1,200,000 of our securities consisting of 10% convertible notes, shares of common stock and Class A and Class B common stock purchase warrants. At the initial closing, we received gross proceeds of $600,000.

Our plan of operation during the next 12 months is to focus on the non-alcoholic single serving beverage business. We plan to develop and market products in four fast growing segments: energy drinks, functional water, liquid supplements and functional dairy.

MARKET OVERVIEW

As reported in the Beverage Digest annual “Fact Book” for 2007, the non-alcoholic single serve beverage business is $106 billion in size and grew 4.1% by volume in 2006. Carbonated soft drinks (CSD’s) declined in volume in 2005 and 2006 for the first time in 20 years. Both Coke Classic and Pepsi Cola have declined each of the last six years with Coke declining 13.2% and Pepsi declining 18%. Classic Coke declined 2% in 2006 while Pepsi Cola declined 2.5%. Emerging as leaders within the beverage industry are single serve non-carbonated brands in tea, coffee, fortified water, juice, sports drinks, milk drinks and energy drinks (carbonated). This “new age” beverage category grew 15% to $25.9 billion in 2006. Fueled by rapidly increasing consumer demand, these brands command great premiums and deliver incremental profits to brand owners, distributors and retailers. They are enjoying dominance in their respective drink platforms and recent valuations in public security markets and acquisitions of private companies have validated the remarkable profitability and resultant near and long term worth of these innovative brands.

OUR PRODUCTS

Attitude will develop beverage brands in the non-alcoholic functional beverage category. Beginning with an energy drink, we will launch fortified and experiential beverage brands utilizing platforms of milk, tea, juice and water. We have developed a proprietary blend which will become our base energy ingredient for use in all platforms trademarked IQZOL. This additive blend will provide a unique energy boost with low calories, carbohydrates and caffeine levels thereby revolutionizing the energy experience derived from energy drinks.

Initially, we have developed two product brands for the energy drink consumer market. Vis-Viva is an energy drink that has been formulated as a juice blend with our proprietary IQZOL energy formula in 12 ounce “slim” cans. Our first energy shot will be branded “Hole Shot” and will be introduced in four flavors in 3 ounce plastic “twist cap” shot tubes.   We expect to finalize the packaging and graphic development for Vis-Viva to begin production in the first quarter of calendar 2008.

DISTRIBUTION AND PRICING

We intend to focus on the fifteen largest markets for beverages in the United States. These markets include Atlanta, Boston, Chicago, Dallas, Denver, Detroit, LA, Miami, Minneapolis, New York, Philadelphia, Phoenix, San Francisco, Seattle and Washington, D.C. We intend to develop key working partnerships with regional direct store delivery (DSD) beverage distributors in the fifteen prime markets and will support them with field representatives to assure sufficient shelf compliance. Regional distributors have lost four major beverage lines in the last few months including Monster Energy (moved to Anheuser Bush), Fuze (purchased by Coca-Cola), Vitamin Water (purchased by Coca-Cola, and the V-8 brands (now distributed by Coca-Cola). We will develop regionally exclusive DSD agreements which are desperately needed by the distributors to replace these losses.

We will pre-sell in four sales channels; grocery, convenience, drug, and sports and gym specialty. Certain national accounts like chained convenience stores, grocery and drug stores will require warehouse distribution. To accommodate this business, we will employ national beverage brokers and work with the “tobacco & candy” and food service warehouse distributors like McLane Company and Sysco Foods for this business.

The pricing and gross profit margin for the products will vary. Each product delivers different functionality and utilizes different types of packaging and package sizes. Without exception, these products will command premium pricing due to the functionality and value-added formulation and will therefore be priced according to the nearest competitive brands in their respective spaces. The energy drink will command gross margins of approximately 50%. The functional milk drinks (once produced) will command approximately the same due to the premium pricing commanded by the experiential functionality. We assume the average gross margin for our shots will be 55%-60% depending upon the consumer response and sales channel mix; clearly singles will command higher margin than multi-packs.

COMPETITION

The beverage industry is highly competitive. The principal areas of competition are pricing, packaging, development of new products and flavors and marketing campaigns. Our products will compete with a wide range of drinks produced by a relatively large number of manufacturers, any of which have substantially greater financial, marketing and distribution resources than we do.

Important factors affecting our ability to compete successfully include taste and flavor of products, trade and consumer promotions, rapid and effective development of new, unique cutting edge products, attractive and different packaging, branded product advertising and pricing. We will also compete for distributors who will concentrate on marketing our products over those of our competitors, provide stable and reliable distribution and secure adequate shelf space in retail outlets. Competitive pressures in the energy beverage market could cause our products to be unable to gain or lose market share, or we could experience price erosion, which could have a material adverse effect on our business and results.

The energy drink segment of the beverage industry has attracted many new brands, and estimates indicate there may be as many as 500 new brands created this year alone. The Beverage Digest Fact Book reports that the top brands for 2006 include Red Bull, Hansen’s, Monster, Full Throttle, PepsiCo (producing Sobe-No Fear, Amp and Sobe Adrenalin Rush) Coke (producing Full Throttle, KMX and Tab Energy), National Beverage ( producing Rip It), Fuze, Rockstar and Bawls. The level of business to reach the top ten is approximately $20 million dollars. Red Bull, the leader is estimated to have reached $1.5 billion dollars in U.S. sales during 2006.

We compete not only for customer acceptance, but for maximum marketing efforts by multi-brand licensed bottlers, brokers and distributors, many of which have a principal affiliation with competing companies and brands. Certain large companies such as The Coca-Cola Company and Pepsico Inc. market and/or distribute products in that market segment.

SUPPLIERS

The energy drink will be produced using one or more beverage co-packers. Our initial co-packer for the product is Carolina Brewery in Mooresville, North Carolina. Discussions are underway with other co-packers, and production agreements are anticipated in the near future. The initial energy drink has been formulated in conjunction with our flavor supplier. Prototypes and samples have been produced and tested. We have strategic relationships for flavor and ingredients supply agreements from FFS in New Jersey and Fortitech in New York.

MARKETING

Management believes that the impact of the internet and the enhanced communication systems that it has enabled have dramatically changed the way we live our lives today. There is vastly improved access to information, and the public is bombarded with messages that have diminished the value and impact of traditional media advertising.

We plan to focus on gorilla and grass roots marketing programs, investing in sponsorships and spokespeople in venues of competitive sports and racing activities. This strategy allows promoters to develop brand essence, communicate directly with spectators and participants and promote trial with consumers directly. This marketing approach, best executed by the Red Bull energy drink brand, escapes the filters that consumers use to reduce messaging. When executed properly, as Red Bull has, this technique defines the brand image while consumers embrace the branding as trend setting entertainment.

INTELLECTUAL PROPERTY

Applications for trademarks for the energy drink VIS VIVA(tm) and IQZOL(tm) have been filed with the U.S. Trademark Service.

GOVERNMENT REGULATION

The production, distribution and sale in the United States of many of our products are subject to the Federal Food, Drug and Cosmetic Act; the Dietary Supplement Health and Education Act of 1994; the Occupational Safety and Health Act; various environmental statutes; and various other federal, state and local statutes and regulations applicable to the production, transportation, sale, safety, advertising, labeling and ingredients of such products.

Measures have been enacted in various localities and states that require that a deposit be charged for certain non-refillable beverage containers. The precise requirements imposed by these measures vary. Other deposit, recycling or product stewardship proposals have been introduced in certain states and localities and in Congress, and we anticipate that similar legislation and regulations may be proposed in the future at the local, state and federal levels, both in the United States and elsewhere.

We do not expect that compliance with these provisions will have a material adverse effect upon our capital expenditures, net income or competitive position.

EMPLOYEES

We currently have 15 employees. These include positions in finance (2), quality assurance, operations and administration (4), marketing and sales (9), along with the CEO. We will develop strategic relationships with suppliers, co-packers, distributors, brokers and independent marketing firms to leverage our business. The employees will be compensated by a combination of salary, bonus and normal insurance benefits. There are no collective bargaining agreements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

Our financial statements for December 31, 2007 are consolidated to include the accounts of our operational subsidiary, Attitude Drink Company, Inc. (“ADCI”). You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes appearing in this registration statement. Some of the information contained in this discussion and analysis or set forth elsewhere in this registration statement, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this registration statement for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Certain amounts included in or affecting our financial statements and related disclosure must be estimated, which requires us to make assumptions with respect to values or conditions that cannot be known with certainty at the time the financial statements are prepared. Actual results may differ from these estimates under different assumptions or conditions. The selection of critical accounting policies, the judgments and other uncertainties affecting the application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors to be considered when reviewing our consolidated financial statements. We believe that the critical accounting policies set forth in the notes to our financial statements involve the most significant judgments and estimates used in the preparation of our consolidated financial statements and have evaluated these policies on an ongoing basis, based upon historical results and experience, consultation with experts, trends and other methods that we consider reasonable in the particular circumstances, as well as our forecasts as to how these might change in the future.

GENERAL

Since 2001, we have been a shell corporation, whose principal business was to locate and consummate a merger with an ongoing business.

On September 19, 2007, we acquired Attitude Drink Company, Inc., a Delaware corporation (“ADCI”), under an Agreement and Plan of Merger among Mason Hill Holdings, Inc., MH 09122007, Inc. and ADCI. On September 30, 2007, we changed our name to Attitude Drinks Incorporated. Our wholly owned subsidiary, ADCI, was incorporated in Delaware on June 18, 2007.

Our plan of operation during the next 12 months is to focus on the non-alcoholic single serving beverage business. We plan to develop and market products in four fast growing segments: energy drinks, functional water, liquid supplements, and functional dairy.

Material Commitments

Financing

On October 23, 2007, we entered a Subscription Agreement and related agreements with a group of accredited investors. Under these agreements, we agreed to sell up to $1,200,000 of our securities consisting of 10% convertible notes, shares of common stock and Class A and Class B common stock purchase warrants. At the initial closing, we received gross proceeds of $600,000. We are required to file a registration statement and have it declared effective in order to receive the second $600,000.

On October 23, 2007 (the “Initial Closing Date”), we issued $600,000 of the 10% convertible notes, 2,818,181 Class A Warrants and 1,560,600 shares of common stock. We will issue an additional $600,000 of convertible notes and related Class A Warrants, pursuant to the terms of the Subscription Agreement, which require that we have an effective registration statement for the shares underlying the warrants and notes (the “Second Closing Date”). One of the accredited investors is Roy Warren, our President and Chairman.

Some terms of the agreement include payment of 8% of the purchase price and warrants at the Initial and Closing Date for due diligence fees to the investors. We also issued 1,500,000 shares of restricted common stock to the investors as purchase shares on the Initial Closing. Further, on the Initial Closing Date, we paid $20,000 and issued 60,600 shares of common stock in legal fees to investors counsel. These additional shares were issued with registration rights.

We intend to use the proceeds from this financing for company operations, including but not limited to rent, consulting fees, employee compensation, inventory, marketing and distribution and professional services.

On January 8, 2008, we borrowed $520,000 from three investors. We agreed to repay these notes out of the proceeds from the Second Closing under the Subscription Agreement dated October 23, 2007 or on May 7, 2008. We received net proceeds of $393,500 from this transaction after deducting an original issue discount of $90,000, due diligence fees of $21,500, and legal fees of $15,000.

If our common stock, that does not currently trade, should experience 20 consecutive trading days with (i) a closing bid price of $5.00 per share and (ii) volume of greater than 100,000 shares, then we can force the holders to accept shares of our common stock in lieu of cash to repay the notes.

On February 15, 2008, a modified second closing occurred under our agreements with a group of accredited investors for the sale of an aggregate of $1,200,000 convertible notes, 1,560,600 shares of restricted common stock and 9,272,722 Class A and Class B Common Stock Purchase Warrants. On February 15, 2008, we received net proceeds of $460,000 and the investors received $500,000 of convertible notes and 1,515,151 Class A Common Stock Purchase Warrants. We used $260,000 of the net proceeds to reduce the notes issued on January 8, 2008.

PLAN OF OPERATION

In addition to the amounts provided by our financing, we anticipate that we will need an additional three million dollars for working capital for the remainder of the initial 12 month period. We intend to raise those funds through institutional private placements, although there is no guarantee that we will be able to do so. It is our intent that our current financing will provide for our operations through the first quarter of calendar 2008.

OFF BALANCE SHEET ARRANGEMENTS

None.

DISCUSSION OF INTERIM FINANCIAL STATEMENTS AS OF DECEMBER 31, 2007

OVERVIEW

Our efforts and resources have been focused primarily to develop beverage brands in the non-alcoholic functional beverage category, raise capital and recruit personnel. We are a development stage company, and we have no product sales to date. Our major source of working capital has been from advances from our major shareholder. Beginning with an energy drink, we will launch fortified and experiential beverage brands utilizing platforms of milk, tea, juice and water. We have developed a proprietary blend which will become our base energy ingredient for use in all platforms trademarked IQZOL. This additive blend will provide a unique energy boost with low calories, carbohydrates and caffeine levels, thereby revolutionizing the energy experience derived from energy drinks.

CRITICAL ACCOUNTING POLICIES

A “critical accounting policy” is one which is both important to the portrayal of our financial condition and results and requires our management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. We use all available information and appropriate techniques to develop our estimates. However, actual results could differ from our estimates.

We do not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, we will frequently enter into certain other financial instruments and contracts, such as debt financing arrangements, redeemable preferred stock arrangements and freestanding warrants with features that are either (i) not afforded equity classification, (ii) embody risks not clearly and closely related to host contracts or (iii) may be net-cash settled by the counterparty to a financing transaction. As required by FAS 133, these instruments are required to be carried as derivative liabilities, at fair value, in our financial statements. Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques are highly volatile and sensitive to changes in our trading market price which has high-historical volatility. Since derivative financial instruments are initially and subsequently carried at fair values, our income (loss) will reflect the volatility in these estimate and assumption changes.

GOING CONCERN

Our operating losses since inception raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts or classification of liabilities that might be necessary should we be unable to continue as a going concern. For the foreseeable future, we will have to fund all our operations and capital expenditures from the net proceeds of equity or debt offerings we may have, cash on hand, etc. Although we plan to pursue additional financing, there can be no assurance that we will be able to secure financing when needed or to obtain such financing on terms satisfactory to us, if at all. If we are unable to secure additional financing in the future on acceptable terms, or at all, we may be unable to complete the development of our new products. In addition, we could be forced to reduce or discontinue product development, reduce or forego sales and marketing efforts and forego attractive business opportunities in order to improve our liquidity to enable us to continue operations.

RESULTS OF OPERATIONS

Since we are a development company, no revenues have been reported for these periods.

All of the Company’s expenses relate to various general and administrative expenses that were incurred for setting up the Company for the future development of various beverage brands. Total expenses incurred for the three months ended December 31, 2007 were $3,191,946 and $3,323,743 for the period from inception (June 18, 2007) to December 31, 2007. As a result of the foregoing, we reported a net loss for the three month period ended December 2007 of $3,191,946 and basic loss per common share of $0.52. The majority of the total expense relates to the recording of a derivative expense of $2,538,124.

LIQUIDITY AND CAPITAL RESOURCES

We have not yet begun to generate revenues, and our ability to continue as a going concern will be dependent upon receiving additional third party financings to fund our business for at least the next twelve months.

Cash used in operating activities for the December 31, 2007 period was $497,348 which was primarily funded from cash received from the October 23, 2007 financing.

CURRENT AND FUTURE FINANCING NEEDS

We will require additional capital to finance our future operations. We can provide no assurance that we will obtain additional financing sufficient to meet our future needs on commercially reasonable terms or otherwise. If we are unable to obtain the necessary financing, our business, operating results and financial condition will be materially and adversely affected.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements.

DESCRIPTION OF PROPERTY.

We have a lease at 11300 US Highway One, Suite 207, North Palm Beach, Florida 33408. The written lease expires on June 30, 2008. The costs for the lease approximate $35,000 per year. In December 2007, the Company entered into another five year agreement for new space, the commencement date of which has not yet been determined. The monthly base rate will be $7,415 or $444,900 for the five years of the lease.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE.

On October 23, 2007, we closed on an agreement with a group of accredited investors for the sale of up to $1,200,000 of securities consisting of 10% convertible notes, common stock, and Class A and Class B common stock purchase warrants. Our obligations under this agreement are secured by substantially all of our assets and our subsidiary. Further, we are required to file a registration statement on the securities underlying the 10% convertible notes and warrants. On October 23, 2007 (the “Initial Closing Date”), we issued $600,000 of the 10% convertible notes, 1,560,600 shares of common stock and 2,818,182 Class A Warrants. We will issue an additional $600,000 of convertible notes and related Class A Warrants, once we have an effective registration statement for the shares underlying the warrants and notes (the “Second Closing Date”). One of the accredited investors is Roy Warren, our President and Chairman, who invested $50,000 in the initial Closing.

Director Independence

As we are not listed on any securities exchange, we are not subject to director independence requirements. Pursuant to Rule 10A-3 promulgated under the Exchange Act, Roy Warren does not qualify as independent director due to his affiliation with us as an officer. Our Board of Directors has determined that Michael C. Edwards and H. John Buckman are “independent,” as that term is defined by the NASDAQ Stock Market.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information

Our securities are not traded on any exchange or quotation system. We anticipate that following the filing of the registration statement, our common stock will be quoted on either the Over The Counter Bulletin Board (“OTCBB”), OTC-Other, or the “Pink Sheets”. In general there is greater liquidity for traded securities on the OTCBB, and less through quotation in the Pink Sheets. In order for our common stock to trade, a registered broker-dealer, known as the market maker, must be willing to list bid or sale quotations and file an application on our behalf to make a market in our securities. We have not, as of this date, contacted a market maker for sponsorship of our securities on the OTCBB. Securities that are quoted in the Pink Sheets have initial and ongoing disclosure obligations.

It is not possible to predict where, if at all, our common stock will be traded following qualification of our securities for trading. Even if our common stock is accepted for quotation, it is not certain that an orderly market will develop. The trading markets, if any, may be influenced by many factors, including the depth and liquidity of the market for such securities, developments affecting our business generally, the impact of the factors discussed under Part I, Item 1 in the sub-section entitled “Risk Factors”, investors’ perceptions of our company and its business, our operating results, our dividend policies and general economic and market conditions.

Number of Stockholders

As of February 29, 2008, there were approximately 6,560,600 shares of common stock issued and outstanding. As of February 29, 2008, there were 111 holders of record of our common stock.

Stock Options, Warrants to purchase and Securities Convertible into Common Stock

As of February 29, 2008, there were no stock options issued and outstanding.

At February 29, 2008, we had issued and outstanding 75,000 shares of Series A Convertible Preferred Stock. Each share of Series A is convertible into six shares of the Company’s common stock for a period of five years from the date of the issue. The conversion basis is not adjusted for any stock split or combination of the common stock. The Series A votes with the common stock on an as converted basis. The company must at all times have sufficient common shares reserved to effect the conversion of all of the outstanding Series A.

In connection with our financing on October 23, 2007, we issued $600,000 in 10% convertible notes and Class A Warrants to purchase 2,818,182 shares of common stock at an exercise price of $0.50 per share. Notwithstanding the amount limitations and other conditions related to the conversion of the note, at the fixed conversion price of $0.33, 1,818,182 shares of common stock are issuable under the notes. Upon exercise of a Class A Warrant, the holder of the warrant shall receive one warrant share and one Class B Warrant. The exercise price of the Class B Warrant shall be equal to 150% of the exercise price of the Class A Warrant in effect at such time of exercise, subject to reduction as set forth in the Class B Warrant. We are required to register the shares underlying the notes and the warrants.

On January 8, 2008, we borrowed $520,000 from three investors. We agreed to repay these notes out of the proceeds from the Second Closing under the Subscription Agreement dated October 23, 2007 or on May 7, 2008. We received net proceeds of $393,500 from this transaction after deducting an original issue discount of $90,000, due diligence fees of $21,500, and legal fees of $15,000.

On February 15, 2008, a modified second closing occurred under our agreements with a group of accredited investors for the sale of an aggregate of $1,200,000 convertible notes, 1,560,000 shares of restricted common stock and 9,272,722 Class A and Class B Common Stock Purchase Warrants. On February 15, 2008, we received net proceeds of $460,000 and the investors received $500,000 of convertible notes and 1,515,151 Class A Common Stock Purchase Warrants. We used $260,000 of the net proceeds to reduce the notes issued on January 8, 2008.

Exemptions under the Securities Act of 1933

Our common stock has not been registered under the Securities Act. Accordingly, the shares of common stock issued and outstanding and the shares of common stock issuable upon the exercise of any convertible notes and warrants may not be resold absent registration under the Securities Act and applicable state securities laws or an available exemption thereunder. Pursuant to Rule 144 under the Securities Act, a person who acquires our securities in a transaction not registered under the Securities Act and has beneficially owned such shares for at least one year would be entitled to sell within any three-month period those shares subject to certain restrictions, including volume and manner of sale restrictions. Under Rule 144(k) under the Securities Act, a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell the shares without complying with the volume and manner of sale restrictions of Rule 144. Because there is no public trading market for our shares in the United States, no sales in the United States under Rule 144 other than Rule 144(k) is likely to occur until such market, if any, develops.

As of February 29, 2008, 400,080 shares of common stock are eligible for sale under the safe harbor provisions of Rule 144(k).

Dividends

We have not issued any dividends to our common stockholders and Series A stockholders. Our Board of Directors determines any payment of dividends. We do not expect to authorize the payment of cash dividends on common stock in the foreseeable future. Any future decision with respect to dividends will depend on future earnings, operations, capital requirements and availability, restrictions in future financing agreements and other business and financial considerations.

EXECUTIVE COMPENSATION

We have not paid any compensation to our current officers and directors during the last two fiscal years.

On May 31, 2006, we issued 75,000 shares of Series A Convertible Preferred Stock to Geoffrey Eiten, a former officer and director, for consulting services valued at $7,500 or $.10 per share. On December 7, 2006, we issued 499,920 shares of common stock to Geoffrey Eiten, a former officer and director, as officer compensation valued at $50,000 or $.10 per share.

Stock Plans

We have adopted a 2007 Stock Compensation and Incentive Plan and reserved 1,000,000 shares of our common stock for issuance in the form of stock options or shares to employees, consultants and advisors that perform services for the company.

FINANCIAL STATEMENTS

The information required by Item 310 of Regulation S-B is included below and consists of the following.
I.	Financial Statements of Attitude Drink Company, Inc. as of December 31, 2007

	Balance Sheet - December 31, 2007 (unaudited)	36
	Statements of Operations - Three Months Ended December 31, 2007 (unaudited) and Development Stage Period from Inception (June 18, 2007) to December 31, 2007 (unaudited)	37
	Statement of Cash Flows - Nine Months Ended December 31, 2007 (unaudited)	38
	Notes to Condensed Consolidated Financial Statements (unaudited) of Attitude Drink Company, Inc. as of December 31, 2007	39

II.	Pro Forma Financial Statements of Attitude Drinks, Inc., (formerly Mason Hill Holdings, Inc.)	49

A. Introductory Notes		50
B. Pro Forma Balance Sheet (unaudited) as of August 31, 2007		51
C. Pro forma Statement of Operations through August 31, 2007		52

III.	Audited Financial Statements of Attitude Drink Company, Inc. as of August 31, 2007	53

IV.	Financial Statements of Mason Hill Holdings, Inc. for the year ended March 31, 2007 and quarter ended June 30, 2007	63

I. Financial Statements of Attitude Drink Company, Inc. as of December 31, 2007

ATTITUDE DRINKS INCORPORATED AND SUBSIDIARY
A Development Stage Company
CONDENSED CONSOLIDATED BALANCE SHEET

	December 31, 2007
	(Unaudited)
- ASSETS -
CURRENT ASSETS:
Cash		$2,653
Inventories		23,305
Prepaid expenses and other current assets		21,820

TOTAL CURRENT ASSETS		47,778

PROPERTY AND EQUIPMENT, NET		29,047

OTHER ASSETS:
Deferred financing costs, net	$535,114
Trademarks	15,372
Deposits	10,114

TOTAL OTHER ASSETS		560,600

TOTAL ASSETS		$637,425

- LIABILITIES AND STOCKHOLDERS' (DEFICIT) -
CURRENT LIABILITIES:
Accounts payable and accrued expenses		$414,661
Derivative liabilities		2,432,655
Convertible notes payable - current portion		116,204
Loans payable to related parties		65,678
TOTAL CURRENT LIABILITIES		3,029,198

CONVERTIBLE NOTES PAYABLE - LONG TERM PORTION

COMMITMENTS AND CONTINGENCIES		581,017

STOCKHOLDERS' (DEFICIT):
Series A preferred stock, par value $0.001, 20,000,000 shares authorized, 75,000 shares issued and outstanding	$75
Common stock, par value $0.001, 100,000,000 shares authorized, 6,560,600 shares issued and outstanding	6,561
Additional paid-in capital	344,317
Deficit accumulated during the development stage	(3,323,743)

TOTAL STOCKHOLDERS' (DEFICIT)		(2,972,790)

TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)		$637,425

See accompanying notes.

ATTITUDE DRINKS INCORPORATED AND SUBSIDIARY
A Development Stage Company
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31, 2007	Development S tage Period from Inception (June 18, 2007) to December 31, 2007
	(Unaudited)	(Unaudited)
NET SALES	$-	$-

OPERATING EXPENSES:
Consulting fees	230,724	311,416
Salaries, taxes and employee benefit costs	176,187	176,187
Professional and legal fees	63,958	107,460
Product development costs	60,421	60,421
Travel and entertainment	20,049	20,049
Samples expenses	15,867	15,867
Telephone	4,296	9,965
Other expenses	30,580	32,514

TOTAL OPERATING EXPENSES	602,082	733,879
Loss from operations	(602,082)	(733,879)

Other (expenses):
Derivative (expense)	(2,538,124)	(2,538,124)
Interest (expense), net	(51,740)	(51,740)
	(2,589,864)	(2,589,864)
Loss before provision for income tax	(3,191,946)	(3,323,743)
Provision for income taxes	-	-

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(3,191,946)	$(3,323,743)

Basic and diluted loss per common share	$(0.52)	$(1.27)

Weighted average common shares outstanding - basic and diluted	6,187,413	2,626.335

See accompanying notes.

ATTITUDE DRINKS INCORPORATED AND SUBSIDIARY
A Development Stage Company
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

Development Stage Period from Inception (June 18, 2007) to December 31, 2007
(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(3,323,743)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	49,180
Derivative expense, net	2,538,124
Fair value adjustment of convertible note	3,094
Changes in assets and liabilities:
Prepaid expenses, deposits and other assets	(31,934)
Inventories	(23,305)
Accounts payable and accrued expenses	291,236
Net cash used in operating activities	(497,348)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(29,580)
Trademarks	(15,372)

Net cash used in investing activities	(44,952)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributions - common stock	2,500
Proceeds from convertible notes payable	600,000
Advances from officer - net	11,215
Other costs of financing	(68,762)

Net cash provided by financing activities	544,953

NET INCREASE IN CASH	2,653

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	-

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,653

See accompanying notes.

ATTITUDE DRINKS INCORPORATED AND SUBSIDIARY
A Development Stage Company
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1. Nature of organization/business, basis of presentation and summary of significant accounting policies

(a)	Organization and business :

Attitude Drinks Incorporated (“Attitude” or the “Company”) was formed in Delaware on September 11, 1988 under the name International Sportfest, Inc. In January 1994, we acquired 100% of the issued and outstanding common stock of Pride Management Services Plc ("PMS"). PMS was a holding company of six subsidiaries in the United Kingdom engaged in the leasing of motor vehicles throughout the United Kingdom. Simultaneously with the acquisition of PMS, we changed our name to Pride, Inc. From January 1994 through October 1999, we engaged in the leasing of motor vehicles throughout the United Kingdom. On October 1, 1999, we acquired all of the issued and outstanding stock of Mason Hill & Co. and changed our name to Mason Hill Holdings, Inc. During the quarter ended June 30, 2001, our operating subsidiary, Mason Hill & Co., was liquidated by the Securities Investors Protection Corporation. As a result, we became a shell corporation whose principal business was to locate and consummate a merger with an ongoing business.

On September 19, 2007, we acquired Attitude Drink Company, Inc., a Delaware corporation (“ADCI”), under an Agreement and Plan of Merger (“Merger Agreement”) among Mason Hill Holdings, Inc. (“MHHI”), MH 09122007, Inc. and ADCI. Pursuant to the Merger Agreement, each share of ADCI common stock was converted into 40 shares of Company common stock resulting in the issuance of 4,000,000 shares of Company common stock. The acquisition was accounted for as a reverse merger (recapitalization) with ADCI deemed to be the accounting acquirer, and the Company deemed to be the legal acquirer. Accordingly, the financial information presented in the financial statements is that of ADCI as adjusted to give effect to any difference in the par value of the issuer's and the accounting acquirer's stock with an offset to capital in excess of par value. The basis of the assets, liabilities and retained earnings of ADCI , the accounting acquirer, have been carried over in the recapitalization. On September 30, 2007, we changed our name to Attitude Drinks Incorporated. Our wholly owned subsidiary, ADCI, was incorporated in Delaware on June 18, 2007.

The Company is a development stage enterprise as defined by Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises." All losses accumulated since the inception of the Company will be considered as part of the Company's development stage activities. All activities of the Company to date relate to its organization, history, merger of its subsidiary, fundings and product development. The Company's fiscal year end is March 31. Our plan of operation during the next 12 months is to focus on the non-alcoholic single serving beverage business. We plan to develop and market products in four fast growing segments: energy drinks, functional water, liquid supplements and functional dairy.

On October 23, 2007, we entered into a Securities Purchase Agreement with a group of accredited investors. Under the Securities Purchase Agreement, we agreed to sell up to $1,200,000 of our securities consisting of 10% convertible notes, shares of common stock and Class A and Class B common stock purchase warrants. At the initial closing, we received gross proceeds of $600,000. See Note 3.

(b)	Basis of Presentation/Going Concern:

The accompanying unaudited financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the requirements of item 310 (b) of Regulation S-B and Article 10 (01)(c) of Regulation S-X. Accordingly, certain information and disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments), which, in the opinion of management, are necessary for a fair presentation of the results for the periods presented. The results from operations for the period are not necessarily indicative of the results expected for the full fiscal year or any future period.

The accompanying financial statements have been prepared on a going concern basis, which assumes the Company will realize its assets and discharge its liabilities in the normal course of business. As reflected in the accompanying financial statements, the Company has no revenues and incurred losses to date resulting in a deficit of $3,323,743. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and pay its liabilities when they come due. Management’s plan includes obtaining additional funds by debt and/or equity financings; however, there is no assurance of additional funding being available.

(c)	Principles of Consolidation:

The Company’s consolidated financial statements include the accounts of Attitude Drinks Incorporated and its wholly-owned subsidiary, Attitude Drink Company, Inc. All material intercompany balances and transactions have been eliminated.

(d)	Use of estimates :

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(e)	Fair value of financial instruments :

The carrying value of cash equivalents, accounts payable, accrued expenses and loans payable approximate fair value due to the short period of time to maturity.

(f)	Cash and cash equivalents:

For purposes of the statements of cash flows, the Company considers highly liquid financial instruments purchased with a remaining maturity of three months or less to be cash equivalents.

(g)	Inventories:

Inventories, as estimated by management, currently consist of raw materials and are stated at the lower of cost on the first in, first-out method or market. There are no finished goods inventories at December 31, 2007.

(h)	Property and Equipment:

Furniture and equipment are stated at cost. Depreciation is computed using the straight-line method over a period of ten years for furniture and five years for equipment. Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Additions and betterments to property and equipment are capitalized. When assets are disposed, the related cost and accumulated depreciation thereon are removed from the accounts, and any resulting gain or loss is included in the statement of operations.

(i)	Deferred financing costs:

All costs associated with debt financings are capitalized and amortized on a straight-line basis over the life of the associated debt. Amortization of deferred financing costs for the quarter ended December 31, 2007 was $48,647 (see Note 3 for additional information).

(j)	Trademarks :

Trademarks consist of costs associated with the acquisition and development of certain trademarks. Trademarks, when acquired, will be amortized using the straight-line method over 15 years, once the applicable trademarked products are available for sale.

(k)	Income taxes:

The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on the differences between the financial reporting basis and the tax basis of the assets and liabilities and are measured using enacted tax rates and laws that will be in effect, when the differences are expected to reverse. An allowance against deferred tax assets is recognized, when it is more likely than not, that such tax benefits will not be realized. We have not recognized the benefits arising from a potential deferred tax asset in the accompanying financial statements.

(l)	Financial instruments:

Financial instruments, as defined in Financial Accounting Standard No. 107 Disclosures about Fair Value of Financial Instruments (FAS 107), consist of cash, evidence of ownership in an entity, and contracts that both (i) impose on one entity a contractual obligation to deliver cash or another financial instrument to a second entity, or to exchange other financial instruments on potentially unfavorable terms with the second entity, and (ii) conveys to that second entity a contractual right (a) to receive cash or another financial instrument from the first entity, or (b) to exchange other financial instruments on potentially favorable terms with the first entity. Accordingly, our financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, notes payable, derivative financial instruments, convertible debt and redeemable preferred stock that we have concluded is more akin to debt than equity.

We carry cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities at historical costs; their respective estimated fair values approximate carrying values due to their current nature.

Derivative financial instruments, as defined in Financial Accounting Standard No. 133, Accounting for Derivative Financial Instruments and Hedging Activities (FAS 133), consist of financial instruments or other contracts that contain a notional amount and one or more underlyings (e.g. interest rate, security price or other variable), require no initial net investment and permit net settlement. Derivative financial instruments may be free-standing or embedded in other financial instruments. Further, derivative financial instruments are initially, and subsequently, measured at fair value and recorded as liabilities or, in rare instances, assets.

We generally do not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, we have entered into certain other financial instruments and contracts, such as debt financing arrangements, redeemable preferred stock arrangements, and freestanding warrants with features that are either (i) not afforded equity classification, (ii) embody risks not clearly and closely related to host contracts, or (iii) may be net-cash settled by the counterparty. As required by FAS 133, these instruments are required to be carried as derivative liabilities, at fair value, in our financial statements. However, under Financial Accounting Standard No. 155 Accounting for Certain Hybrid Financial Instruments , we are allowed to elect fair value measurement of the hybrid financial instruments, on a case-by-case basis, rather than bifurcate the derivative. We believe that fair value measurement of the hybrid convertible promissory note arising from our October 23, 2007 financing arrangement provides a more meaningful presentation of that financial instrument.

The following table summarizes the components of derivative liabilities as of December 31, 2007:

Our financing arrangement giving rise to derivative financial instruments:

Warrant Derivatives

$600,000 Face Value Convertible Promissory Note Financing	$(2,432,655)

We estimate fair values of derivative financial instruments using various techniques (and combinations thereof) that are considered to be consistent with the objective of measuring fair values. In selecting the appropriate technique, we consider, among other factors, the nature of the instrument, the market risks that it embodies and the expected means of settlement. For less complex derivative instruments, such as free-standing warrants, we generally use the Black-Scholes-Merton option valuation technique because it embodies all of the requisite assumptions (including trading volatility, estimated terms and risk free rates) necessary to fair value these instruments. For complex hybrid instruments, such as convertible promissory notes that include embedded conversion options, puts and redemption features, we generally use techniques that embody all of the requisite assumptions (including credit risk, interest-rate risk and exercise/conversion behaviors) that are necessary to fair value these more complex instruments. For forward contracts that contingently require net-cash settlement as the principal means of settlement, we project and discount future cash flows applying probability-weightage to multiple possible outcomes. Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques are highly volatile and sensitive to changes in the trading market price of our common stock, which has a high-historical volatility. Since derivative financial instruments are initially and subsequently carried at fair values, our income will reflect the volatility in these estimate and assumption changes.

The following table summarizes the effects on our expense resulting from changes in the fair values of our financial instruments that are carried at fair value by type of financing for the quarterly and year to date period ended December 31, 2007.

	Warrant Derivatives	Total
Our financing arrangements giving rise to derivative financial instruments and the income effects:
$600,000 Face Value Convertible Note Financing	$(3,946)	$(3,946)
Day-one derivative losses:
$600,000 Face Value Convertible Note Financing		(2,534,178)
Total expense arising from fair value adjustments		$(2,538,124)

Our derivative liabilities as of December 31, 2007, and our derivative losses during the quarterly and year to date period ended December 31, 2007 are significant to our consolidated financial statements. The magnitude of derivative expense reflects the following:

•
In connection with our accounting for the $600,000 face value convertible promissory note and warrant financing, we encountered the unusual circumstance of a day-one derivative loss related to the recognition of (i) the hybrid note and (ii) the derivative instruments arising from the arrangement at fair values. That means that the fair value of the hybrid note and warrants exceeded the proceeds that we received from the arrangement, and we were required to record a loss to reflect the derivative financial instruments at fair value. The loss that we recorded amounted to $2,534,178. We did not enter into any other financing arrangements during the periods reported that reflected day-one losses. However, we currently have commitments from certain investors that may give rise to additional losses.

•
In addition, the fair value of our financial instruments that are recorded at fair value will change in future periods based upon changes in our trading market price and changes in other assumptions and market indicators used in the valuation techniques.

The following table summarizes the number of common shares indexed to the hybrid note and the derivative financial instruments as of December 31, 2007:

	Hybrid	Warrant	Total
	Note	Derivatives	Shares
Our financing arrangement giving rise to derivative financial instruments and indexed shares:
$600,000 Face Value Convertible Note Financing	1,818,182	5,636,364	7,454,546

During December 2006, the Financial Accounting Standards Board released FASB Staff Position FSP EITF 00-19-2, Accounting for Registration Payment Arrangements , which amended Financial Accounting Standard No. 133 Accounting for Derivative Financial Instruments and Hedging Activities . Generally, the standard provides for the exclusion of registration payment arrangements, such as the liquidated damage provisions that are included in the financing contracts underlying the convertible debt financing arrangements, from the consideration of classification of financial instruments. Rather, such registration payments are accounted for pursuant to Financial Accounting Standard No. 5 Accounting for Contingencies , which is our current accounting practice. That is, all registration payments will require recognition when they are both probable and reasonably estimable. As of December 31, 2007, our management concluded that registration payments are not probable.

(m)	Loss Per Common Share

The Company’s basic loss per common share is computed by dividing loss applicable to common stockholders by the weighted average number of common shares outstanding during the reporting period. Diluted loss per common share is computed similar to basic loss per common share except that diluted loss per common share includes dilutive common stock equivalents, using the treasury stock method and assumes that the convertible debt instruments were converted into common stock upon issuance, if dilutive. For the development stage period from inception (June 18, 2007) through December 31, 2007, potential common shares arising from stock warrants, convertible debt and convertible preferred stock amounting to 7,904,546 shares were not included in the computation of diluted earnings per share because their effect was anti-dilutive.

(n)	Recent accounting pronouncements applicable to the Company :

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109 (FIN 48), which provides clarification related to the process associated with accounting for uncertain tax positions recognized in consolidated financial statements. FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. FIN 48 also provides guidance related to, among other things, classification, accounting for interest and penalties associated with tax positions and disclosure requirements. FIN 48 is effective for fiscal years beginning after December 15, 2006, and the Company has adopted this standard. Currently this pronouncement has no effect on our financial statements.

In September 2006, the Financial Accounting Standards Board issued SFAS No. 157 “Fair Value Measurements” that provides enhanced guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. The Company expects to adopt SFAS No. 157 in the first quarter of fiscal 2008 and is still evaluating the effect, if any, on its financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS NO. 159 permits entities to choose to measure, on an item-by-item basis, specified financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected are required to be reported in earnings at each reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, the provisions of which are required to be applied prospectively. The Company expects to adopt SFAS No. 159 in the first quarter of fiscal 2008 and is still evaluating the effect, if any, on its financial position or results of operations.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141 (revised 2007), Business Combinations, which replaces SFAS No. 141. The statement retains the purchase method of accounting for acquisitions but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value and requires the expensing of acquisition-related costs as incurred. SFAS No. 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB 51, which changes the accounting and reporting for minority interests. Minority interests will be recharacterized as noncontrolling interests and will be reported as a component of equity separate from the parent’s equity, and purchases or sales of equity interests that do not result in a change in control will be accounted for as equity transactions. In addition, net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement and, upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in earnings. SFAS No. 160 is effective for annual periods beginning after December 15, 2008. We are currently assessing the potential impact that adoption of SFAS No. 160 would have on our financial statements.

Note 2. Accounts payable and accrued liabilities

Accounts payable and accrued liabilities consist of the following as of December 31, 2007:

Consulting fees	$148,077
Accrued salaries	57,662
Legal and accounting fees	54,069
Accrued interest	11,342
Other payables	143,511

Total	$414,661

Note 3. Convertible notes payable

On October 23, 2007, we entered into a Subscription Agreement and related agreements with a group of accredited investors. Under these agreements, we agreed to sell up to $1,200,000 of our securities consisting of 10% convertible notes, shares of common stock and Class A and Class B common stock purchase warrants. At the initial closing, we received gross proceeds of $600,000. We are required to file a registration statement and have it declared effective in order to receive the second $600,000. This registration statement was filed on December 13, 2007, and we are waiting to clear comments received from the Securities Exchange Commission. The following sets forth a general summary of the terms and conditions thereof.

On October 23, 2007 (the “Initial Closing Date”), we issued $600,000 of the convertible notes and 2,818,182 Class A Warrants. We will issue an additional $600,000 of convertible notes and related Class A Warrants, pursuant to the terms of the Subscription Agreement, which require that we have an effective registration statement for the shares underlying the warrants and notes (the “Second Closing Date”). One of the accredited investors is Roy Warren, our President and Chairman. Some terms of the agreement include payment of 8% of the purchase price and warrants at the Initial and Closing Date for due diligence fees to the investors. We also issued 1,500,000 shares of restricted common stock to the investors as purchase shares on the Initial Closing. Further, on the Initial Closing Date, we paid $20,000 and issued 60,600 shares of common stock for legal fees to investors counsel. These additional shares were issued with registration rights.

Interest on the outstanding principal balance of the notes shall accrue at a rate of 10% per annum. Amortizing payments of the outstanding principal amount of the notes shall commence on the twelve (12) month anniversary of the issue date and on the same day of each month thereafter until paid in full. In general, payments shall be made in an amount equal to 8.333% of the initial principal amount of the note. The default interest rate under the note is 15%. Payment of the monthly amount may be made in cash equal to 110% of the principal portion of the monthly amount together with all amounts payable with such principal or in registered common stock (if there is an effective registration statement) at a conversion rate equal to the lesser of (A) the fixed conversion price or (B) 80% of the average of the five lowest closing bid prices for the common stock as reported for the principal market for the twenty trading days preceding the repayment date. The fixed conversion price is $0.33, subject to adjustment as set forth in the note. The holder is not entitled to convert the note, if the number of shares of our common stock beneficially owned by the holder and its affiliates, including shares to be issued upon conversion of the note, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of our outstanding common stock on that date. This restriction may be waived, in whole or in part, upon sixty-one days prior notice from the holder to increase the percentage up to 9.99% but not in excess of 9.99%. The fixed conversion price and shares to be issued thereunder are subject to adjustment upon events such as merger, reclassification, stock splits and dividends and shares of common stock issued by the company below the fixed conversion price. We are required to reserve from our authorized and unissued common stock not less than 175% of the number of shares to provide for issuance upon full conversion of the notes.

Events of default under the note generally include failure to pay principal and interest within five days after the due date; breach of any covenant (continuing for a period of ten days) or material representation or warranty in the subscription agreement, note or transaction document; appointment of receiver or trustee; entry of filing of any money judgment, writ or similar process for more than $100,000, that remains for a period of 45 days; failure to comply with certain listing or filing requirements in the subscription agreement; bankruptcy, insolvency, reorganization or liquidation proceedings; delisting of the common stock from any principal market for a period of seven consecutive trading days; an SEC or judicial stop trade on the Company’s common stock that lasts for five or more consecutive trading days; failure to timely deliver common stock per the note or subscription agreement; a non-registration event as described in the subscription agreement; effectuation of a reverse split without twenty days prior written notice; failure to reserve the amount of common stock required under the note and subscription agreement; the restatement of the Company’s financial statements for any date or a period from two years prior to the issue date of the note until it is no longer outstanding, if such restatement would have a materially adverse effect; and the occurrence of any event of default under any other note issued in the transaction.

Class A Warrants

On October 23, 2007, we entered into an agreement to issue Class A Warrants in connection with our $1,200,000 note financing. On October 23, 2007, we issued Class A Warrants to purchase 2,818,182 shares of common stock at an exercise price of $0.50 per share, subject to adjustment as set forth in the warrants. The warrants expire five years after the date of issuance, have registration rights and have anti-dilutive protection for certain share issuances by the Company as set forth in the warrant.

We have the option to “call” the exercise of up to 50% of the shares issuable upon exercise of the warrant if, among other things, we have an effective registration statement for the shares underlying the warrant, if within the ten days prior to the notice, our common stock has a closing price as reported by the principal market of 200% of the purchase price for thirty consecutive trading days (“lookback period”) and the average daily trading volume during the lookback period is not less than 40,000 shares and we are not in default under the warrant, the note or subscription agreement. The holder is not entitled to exercise the warrant, nor may we exercise our right to give a call notice, if the number of shares of our common stock beneficially owned by the holder and its affiliates, including shares to be issued upon exercise of the warrant would result in beneficial ownership by the holder and its affiliates of more than 4.99% of our outstanding common stock on that date. This restriction may be waived, in whole or in part, upon sixty-one days prior notice from the holder to increase the percentage up to 9.99% but not in excess of 9.99%.

Class B Warrants

Pursuant to our financing, we are also obligated to issue Class B Warrants. Upon exercise of a Class A Warrant, the holder of the warrant shall receive one common share and Class B Warrant. The exercise price of the Class B Warrant shall be equal to 150% of the exercise price of the Class A warrant in effect at such time of exercise, subject to reduction as set forth in the Class B Warrant. For both Class A and Class B Warrants, the warrant exercise price and number of warrant shares issuable upon exercise of the warrants shall be equitably adjusted to offset the effect of stock splits, stock dividends and similar events as described in the subscription agreement and warrants.

We received net proceeds of $531,238 from this financing transaction. We recorded incremental, direct financing costs of $583,760, including 1,560,600 shares of common stock that we valued at $514,998 based upon recent private trading of our shares. Accumulated amortization of deferred financing costs, which is included in interest expense, during the current quarterly period, amounted to $48,647.

In our evaluation of these financing transactions, we concluded that the conversion feature was not afforded the exemption as a conventional convertible instrument due to the anti-dilution protection; and it did not otherwise meet the conditions set forth in current accounting standards for equity classification. Since equity classification is not available for the conversion feature, we are required to bifurcate the embedded conversion feature and carry it as a derivative liability, at fair value, unless, as discussed in Note 1 (l), we elect to value the entire hybrid debt instrument at fair value. We also concluded that the certain put and call features required bifurcation because, while puts and calls on debt instruments are generally considered clearly and closely related to the host, the features are indexed to certain events that are not associated debt instruments. We elected to value the entire hybrid instrument including these features at fair value under FAS 155. The fair value of the hybrid note payable amounted to $705,469 and $697,221 (excluding $11,342 that we carry as accrued interest) as of the financing inception date and December 31, 2007, respectively.

We also determined that the warrants issued in this financing arrangement did not meet the conditions for equity classification. Therefore, the warrants were also required to be carried as a derivative liability, at fair value. The fair values of the warrants amounted to $2,428,709 and $2,432,655 as of the inception date and December 31, 2007, respectively, using the Black-Scholes-Merton valuation technique. Derivative financial instruments are carried initially and subsequently at their fair values.

We estimated the fair value of the hybrid contract on the inception dates, and subsequently, as a common stock equivalent, enhanced by the forward elements (coupon, puts, and calls), because that technique embodies all of the assumptions (including credit risk, interest risk, stock price volatility and conversion behavior estimates) that are necessary to fair value complex, hybrid contracts. We estimated the fair value of the warrants on the inception dates, and subsequently, using the Black-Scholes-Merton valuation technique, because that technique embodies all of the assumptions (including, volatility, expected terms, and risk free rates) that are necessary to fair value freestanding warrants.

Information and significant assumptions embodied in our valuations (including ranges for certain assumptions during the subject periods that instruments were outstanding) as of the inception dates and December 31, 2007 are illustrated in the following tables:

	Hybrid Note	Warrant Derivatives
$600,000 Face Value Convertible Promissory Note Financing:
Estimated fair value of the underlying common share	$0.33	$0.33
Conversion or strike price	$0.33	$0.50-0.75
Volatility (based upon Peer Group)	—	103%-106%
Equivalent term (years)	2.0	5.0
Risk-free rate	3.26%-4.36%	3.45%-4.06%
Credit-risk adjusted yield	8.75%-9.16%	—
Interest-risk adjusted rate	8.4%-10.0%	—
Dividends	—	—

This schedule reflects maturities of long-term debt. For purposes of establishing maturities for fair valued debt instruments, the company has allocated the carrying value to future periods, pro-rata with the maturities of the face value. The hybrid debt agreement provides for 12 equal payments commencing in month 13 of the arrangement.

	Fair Value	Face Value
Value at December 31, 2007	$(697,221)	$(600,000)

December 31, 2007 current maturities	116,204	100,000
	$(581,017)	$(500,000)

Note 4. Loans payable - related parties

Certain shareholders and the President of the Company have made advances to the Company prior to October 1, 2007 in the aggregate amount of $49,435 of which all except $11,215 have been repaid. In addition, in connection with the reverse merger (see Note 1a), the Company assumed $54,463 in advances payable to the officers of MHHI. These advances are non-interest bearing and are payable upon demand.

Note 5. Commitments and contingencies

The Company leases office space in North Palm Beach, Florida under an operating lease, with a one year commitment expiring July 1, 2008, pursuant to which the monthly rent expense is $3,457. The remaining obligations under this lease from January, 2008 through June, 2008 are $20,742. In December, 2007, the Company entered into another five years agreement for new space, the commencement date of which has not yet been determined. The monthly base rent will be $7,415 or a total of $444,900 for the five years of the lease.

Note 6. Stockholders’ deficit

Our Articles of Incorporation authorize us to issue up to 20,000,000 preferred shares $.001 par value and up to 100,000,000 shares of common stock, par value $.001.

We have designated 20,000,000 shares of our preferred stock $.001 par value as Series A Preferred (“Series A”). Each share of Series A is convertible into six shares of our common stock for a period of five years from the date of the issue. The conversion basis is not adjusted for any stock split or combination of the common stock. The Series A votes with the common stock on an as converted basis. The Company must, at all times, have sufficient common shares reserved to effect the conversion of all of the outstanding Series A. At December 31, 2007, we had issued and outstanding 75,000 shares of Series A. The holders of the Series A shall be entitled to receive common stock dividends when, as, if and in the amount declared by the directors of the Company to be paid in cash or in market value of the Company’s common stock. We are restricted from paying dividends or making distributions on our common stock without the approval of a majority of the Series A holders. The Series A is subject to redemption by us in certain circumstances.

At December 31, 2007, we had issued and outstanding 6,560,600 shares of common stock of which 3,600,000 shares are owned by one of our officers. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of common stock have no cumulative voting rights. In the event of liquidation, dissolution or winding down of the Company, the holders of shares of common stock are entitled to share, pro rata, all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

(a)	Issuances of Common Stock During the Three Months Period Ended December 31, 2007

On October 23, 2007, we issued 60,600 shares of our common stock for legal fees to investors’ counsel and 1,500,000 shares of our common stock to the investors as part of the October, 2007 $600,000 convertible notes financing. The value of these shares aggregated $515,000 and have been recorded as deferred financing costs.

(b)	Outstanding warrants

As part of the October, 2007 $600,000 financing, we issued 2,818,182 class A warrants ($0.50 exercise price)
and are required to issue 2,818,182 class B warrants ($0.75 exercise price) upon exercise of the class A warrants for a total of 5,636,364 warrants.

Note 7. Subsequent events

On January 8, 2008, we borrowed $520,000 from three investors. We agreed to repay these notes out of the proceeds from the Second Closing under the Subscription Agreement dated October 23, 2007 or on May 7, 2008. We received net proceeds of $393,500 from this transaction after deducting an original issue discount of $90,000, due diligence fees of $21,500 and legal fees of $15,000.

If our common stock, that does not currently trade, should experience 20 consecutive trading days with (i) a closing bid price of $5.00 per share and (ii) volume of greater than 100,000 shares, then we can force the holders to accept shares of our common stock in lieu of cash to repay the notes.

In February 2008, our subsidiary, Attitude Drink Company, Inc., agreed to sponsor a Top Fuel Dragster for the 2008 NHRA racing season. We expect to report significant marketing expenses in future periods that are associated with this promotional effort.

II. Pro Forma Financial Statements of Attitude Drinks, Inc., (formerly Mason Hill Holdings, Inc.)
A. Introductory Notes
B. Pro Forma Balance Sheet (unaudited) as of August 31, 2007
C. Pro forma Statement of Operations through August 31, 2007

ATTITUDE DRINKS INC.
INTRODUCTION TO PRO FORMA FINANCIAL STATEMENTS
(unaudited)

The following unaudited pro forma financial statements have been prepared based upon certain pro forma adjustments to the historical financial statements of Attitude Drink Company, Inc. and Attitude Drinks Inc., formerly Mason Hill Holdings, Inc. (collectively called the Company). The pro forma financial statements should be read in conjunction with the notes thereto.

On September 14, 2007, Mason Hill Holdings, Inc. (“MHHI”), MH 09122007, Inc., (“Acquisition”) a wholly owned subsidiary of MHHI and Attitude Drink Company, Inc. (“ADCI”) entered into an Agreement and Plan of Merger (“Merger”). Pursuant to the Merger, Acquisition merged with and into ADCI and each outstanding share of common stock of ADCI received 40 shares of MHHI common stock. As such, ADCI became a wholly owned subsidiary of MHHI at the effective date, September 19, 2007. On September 30, 2007, MHII changed its name to Attitude Drinks Inc.

The accompanying pro forma balance sheet has been presented as if the transaction described above occurred as of August 31, 2007. The accompanying pro forma statement of operations has been prepared as if the transaction occurred at the beginning of the earliest period presented. The pro forma financial statements do not purport to be indicative of the results which would actually have been obtained had the pro forma transactions been completed as of August 31, 2007.

The pro forma transactions are as follows:

•	The exchange of 100% of the issued and outstanding stock of MH 09122007, Inc., (“Acquisition”) for 100,000 shares of common stock of Attitude Drink Company, Inc. (“ADCI”) and

•	The exchange of 100% of the issued and outstanding stock of Attitude Drink Company, Inc. for 4,000,000 shares of Mason Hill Holdings, Inc. common stock

ATTITUDE DRINKS INC.
PRO FORMA BALANCE SHEET
AUGUST 31, 2007
(unaudited)

	Attitude Drink Company, Inc.	Mason Hill Holdings, Inc.	Pro Forma Adjustments debit/(credit)	Pro Forma Consolidated
CURRENT ASSETS:
Cash	$152	$1	$-	$153
Prepaid expenses and other current assets	1,936	-	-	1,936
TOTAL CURRENT ASSETS	2,088	1	-	2,089
OTHER ASSETS:
Trademarks, net	6,803	-	-	6,803
Deposits and other assets	3,613	-	-	3,613
TOTAL OTHER ASSETS	10,416	-	-	10,416
	$12,504	$1	$-	$12,505

CURRENT LIABILITIES:
Accounts payable and other accrued expenses	$61,999	$40,652	$-	$102,651
Loans payable to officer/stockholders	25,819	54,463	-	80,282
Taxes payable	-	682	-	682
TOTAL CURRENT LIABILITIES	87,818	95,797	-	183,615
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock, par value $.001, 20,000,000 authorized, 75,000 shares issued and outstanding	-	75	-	75
Common stock, par value $.001 per share, 100,000,000 shares authorized, 5,000,000 shares issued and outstanding	100	1,000	3,900	5,000
Additional paid-in capital	2,400	15,510,471	(3,900)	15,508,971
Translation adjustment	-	(76,645)	-	(76,645)
Accumulated (deficit)	(77,814)	(15,530,697)	-	(15,608,511)
TOTAL STOCKHOLDERS EQUITY (DEFICIT)	(75,314)	(95,796)	-	(171,110)
	$12,504	$1	$-	$12,505

ATTITUDE DRINKS INC.
PRO FORMA STATEMENT OF OPERATIONS
FOR THE PERIOD ENDED AUGUST 31, 2007
(unaudited)

	Attitude Drink Company, Inc.	Mason Hill Holdings, Inc.	Pro Forma Adjustments debit/(credit)	Pro Forma Consolidated
Net sales	$-	$-	$-	$-
Operating expenses	77,814	7,065	-	84,879
Loss before provision for income tax	(77,814)	(7,065)	-	(84,879)
Provision for income taxes	-	-	-	-
Net loss	$(77,814)	$(7,065)	$-	$(84,879)

III.   Audited Financial Statements of Attitude Drink Company, Inc. as of August 31, 2007

ATTITUDE DRINK COMPANY, INC.
(A Development Stage Company)

FINANCIAL STATEMENTS
AND INDEPENDENT AUDITORS’ REPORT

FOR THE PERIOD FROM INCEPTION (JUNE 19, 2007) TO AUGUST 31, 2007

ATTITUDE DRINK COMPANY, INC.
A Development Stage Company

FOR THE PERIOD FROM INCEPTION (JUNE 19, 2007) TO AUGUST 31, 2007

INDEPENDENT AUDITORS’ REPORT

To the Stockholders
Attitude Drink Company, Inc.
North Palm Beach, Florida

We have audited the accompanying balance sheet of Attitude Drink Company, Inc., a development stage company, as of August 31, 2007, and the related statements of operations, stockholders’ equity and cash flows for the period from inception (June 19, 2007) to August 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Attitude Drink Company, Inc., as of August 31, 2007, and the results of its operations and its cash flows for the period from inception (June 19, 2007) to August 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company which is in the development stage, has a net capital deficiency, negative working capital and a loss from operations, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

LAZAR LEVINE & FELIX LLP

New York, New York
September 17, 2007

ATTITUDE DRINK COMPANY, INC.
A Development Stage Company
BALANCE SHEET
AS OF AUGUST 31, 2007

- ASSETS -

CURRENT ASSETS:
Cash		$152
Prepaid expenses and other current assets		1,936

TOTAL CURRENT ASSETS		2,088

OTHER ASSETS:
Trademarks, net	$6,803
Deposits and other assets	3,613

TOTAL OTHER ASSETS		10,416

		$12,504

- LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT) -

CURRENT LIABILITIES:
Accounts payable and accrued expenses		$61,999
Loans payable to officer/stockholder		25,819

TOTAL CURRENT LIABILITIES		87,818

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT):
Common stock, par value $.001 per share; 50,000,000 shares authorized, 100,000 shares issued and outstanding	$100
Additional paid-in capital	2,400
Deficit accumulated during the development stage	(77,814)

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)		(75,314)

		$12,504

See accompanying notes.

ATTITUDE DRINK COMPANY, INC.
A Development Stage Company
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM INCEPTION (JUNE 19, 2007) TO AUGUST 31, 2007

NET SALES		$-

OPERATING EXPENSES:
Consulting fee - officers	$40,000
Employee welfare	2,348
Telephone	1,453
Office expenses	1,214
Professional and legal fees	14,343
Utilities	49
Travel and entertainment	11,620
Rent and real estate taxes	5,331
Miscellaneous	1,456

TOTAL OPERATING EXPENSES		(77,814)

Loss before provision for income tax		(77,814)

Provision for income taxes		-

NET LOSS		$(77,814)

See accompanying notes.

ATTITUDE DRINK COMPANY, INC.
A Development Stage Company
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE PERIOD FROM INCEPTION (JUNE 19, 2007) TO AUGUST 31, 2007

	Common Stock		Additional Paid - in	Accumulated	Total
	Number of Shares	Amount	Capital	Deficit	(Deficit)
Balance at inception, June 19, 2007	-	$-	$-		$-

Issuance of shares for cash	100,000	100	2,400	-	2,500

Net loss	-	-	-	(77,814)	(77,814)

BALANCE, AUGUST 31, 2007	100,000	$100	$2,400	$(77,814)	$(75,314)

ATTITUDE DRINK COMPANY, INC.
A Development Stage Company
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM INCEPTION (JUNE 19, 2007) TO AUGUST 31, 2007

Increase (decrease) in cash and cash equivalents:
Cash flows from operating activities:
Net loss		$(77,814)
Adjustments to reconcile net income to net cash (used) by operating activities:
(Increase) in prepaid expenses		(1,936)
(Increase) in deposits and other assets		(3,613)
Increase in accounts payable and accrued expenses		61,999
Net cash used in operating activities		(21,364)

Cash flows from investing activities
Trademark	$(6,803)
Net cash used in investing activities		(6,803)

Cash flows from financing activities:
Proceeds from the issuance of common stock	2,500
Proceeds from shareholder loans	25,819
Net cash provided by financing activities		28,319

Net increase in cash and cash equivalents		152

Cash, beginning of period		-

Cash and cash equivalents, end of period		$152

See accompanying notes.

ATTITUDE DRINK COMPANY, INC.
A Development Stage Company
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM INCEPTION (JUNE 19, 2007) TO AUGUST 31, 2007

NOTE 1 -  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(a)	Organization and Business:

Attitude Drink Company, Inc. (“the Company”) was organized for the purpose of the development and marketing of beverages to exploit the accelerating shift in the consumption patterns of the American consumer. The Company is currently in the development stage. All activities of the Company to date relate to its organization and initial funding.

(b)	Basis of Presentation/Going Concern:

The accompanying financial statements have been prepared on a going concern basis, which assumes the Company will realize its assets and discharge its liabilities in the normal course of business. As reflected in the accompanying financial statements, the Company has no revenues and has incurred losses resulting in a deficit accumulated during the development stage of $77,814. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and pay its liabilities when they come due. The Company’s ability to continue as a going concern may also be dependent on its ability to find a suitable target company and enter into a possible merger with such target. Management’s plan includes obtaining additional funds by equity financing through a merger transaction and/or related party advances, however there is no assurance of additional funding being available.

(c)	Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d)	Cash and Cash Equivalents:

For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with a remaining maturity of three months or less to be cash equivalents.

(e)	Trademarks:

Trademarks consist of costs associated with the acquisition and development of certain trademarks. Trademarks, when acquired will be amortized using the straight-line method over 17 years.

ATTITUDE DRINK COMPANY, INC.
A Development Stage Company
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM INCEPTION (JUNE 19, 2007) TO AUGUST 31, 2007

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

(f)	Income Taxes:

The Company utilizes the liability method of accounting for income taxes. Under the liability method deferred tax assets and liabilities are determined based on the differences between financial reporting basis and the tax basis of the assets and liabilities and are measured using enacted tax rates and laws that will be in effect, when the differences are expected to reverse. An allowance against deferred tax assets is recognized, when it is more likely than not, that such tax benefits will not be realized.

(g)	Fair Value of Financial Instruments:

The carrying value of cash equivalents, accounts payable, accrued expenses and loans approximate fair value due to the short period of time to maturity.

(h)	Recent accounting pronouncements affecting the company:

In September 2006, the Financial Accounting Standard Board issued SFAS No. 157 “Fair Value Measurements” that provides enhanced guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year.

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (FIN 48), which provides clarification related to the process associated with accounting for uncertain tax positions recognized in consolidated financial statements. FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. FIN 48 also provides guidance related to, among other things, classification, accounting for interest and penalties associated with tax positions, and disclosure requirements. FIN 48 is effective for fiscal years beginning after December 15, 2006 and the Company has adopted this standard. Currently this pronouncement has no effect on our financial statements.

ATTITUDE DRINK COMPANY, INC.
A Development Stage Company
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM INCEPTION (JUNE 19, 2007) TO AUGUST 31, 2007

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

(h) Recent accounting pronouncements affecting the Company (Continued):

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure, on an item-by-item basis, specified financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected are required to be reported in earnings at each reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, the provisions of which are required to be applied prospectively. The Company expects to adopt SFAS No. 159 in the first quarter of fiscal 2008 and is still evaluating the effect, if any, on its financial position or results of operations.

NOTE 2 - LOANS FROM STOCKHOLDERS:

During the period ended August 31, 2007, the Chief Executive Officer of the Company made advances to the Company in the aggregate amount of $25,819. These advances are non-interest bearing and are payable upon demand.

NOTE 3 - STOCKHOLDERS EQUITY:

The Company was incorporated under the laws of the State of Delaware on June 19, 2007 with authorized common stock of 50,000,000 shares at $0.001 par value.

On June 19, 2007, the Company issued 100,000 shares of common stock at a purchase price of $.025 per share, for an aggregate purchase price of $2,500.

NOTE 4 - INCOME TAXES:

The Company has approximately $12,000 in gross deferred tax assets at August 31, 2007, resulting from net operating loss carryforwards. A valuation allowance has been recorded to fully offset these deferred tax assets because the future realization of the related income tax benefits is uncertain. At August 31, 2007, the Company has federal net operating loss carryforwards of approximately $78,000 available to offset future taxable income through 2027.

NOTE 5 - COMMITMENTS AND CONTINGENCIES:

The Company leases office space in Palm Beach, Florida under an operating lease, with a one year commitment expiring July 1, 2008. The monthly payments of base rent plus operating expenses totaled $5,331 for the period ended August 31, 2007. The Company’s remaining obligations under this lease are $17,441 for the period from September 1, 2007 to July 1, 2008.

IV.   Financial Statements of Mason Hill Holdings, Inc. for the year ended March 31, 2007 and quarter ended June 30, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Mason Hill Holdings, Inc.

We have audited the accompanying balance sheet of Mason Hill Holdings, Inc. as of March 31, 2007, and the related statements of operations, changes in stockholders' deficit and cash flows for each of the years in the two-year period ended March 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mason Hill Holdings, Inc. as of March 31, 2007 and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

DEMETRIUS & COMPANY. L.L.C.
Wayne, New Jersey
September 17, 2007

MASON HILL HOLDINGS, INC.

BALANCE SHEETS

	June 30,	March 31,
	2007	2007
	(Unaudited)
ASSETS
Current Assets:
Cash	$27	$66

TOTAL CURRENT ASSETS	27	66

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$36,652	$36,652
Loan payable shareholder	51,463	51,463
Taxes payable	682	682

TOTAL CURRENT LIABILITIES	88,797	88,797

Stockholders' Deficit
Preferred stock, par value $0.001, 20,000,000 shares authorized, 7,500 shares issued and outstanding at June 30, 2007 and March 31, 2007	75	75
Common stock, par value $0.001, 100,000,000 shares authorized, 1,000,000 shares issued and outstanding at June 30, 2007 and March 31, 2007	1,000	1,000
Additional Paid-in capital	15,510,471	15,510,471
Accumulated other comprehensive loss	(76,645)	(76,645)
Deficit	(15,523,671)	(15,523,632)

Total Stockholders' Deficit	(88,770)	(88,731)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$27	$66

See Notes to Financial Statements.

MASON HILL HOLDINGS, INC.

STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Year Ended March 31,
	2007	2006	2007	2006
	Unaudited	Unaudited
Revenues:
Income	$-	$-	$-	$-

Total Revenues	-	-	-	-

Operating expenses:
Professional fees	-	3,000	6,369	18,150
Legal fees paid in stocks or warrants	-	2,500	10,000	-
Other general and administrative	39	-	1,224	4,959
Officer's compensation	-	7,500	57,500	-

Total Expenses	39	13,000	75,093	23,109

Loss before income taxes	(39)	(13,000)	(75,093)	(23,109)

Provision for income taxes	-	-	-	-

Net loss	$(39)	$(13,000)	$(75,093)	$(23,109)

Basic and diluted loss per common share	$(0.00)	$(0.03)	$(0.14)	$(0.06)

Weighted average common shares outstanding	1,000,000	400,000	547,845	400,000

See Notes to Financial Statements.

MASON HILL HOLDINGS, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIT)

FOR THE YEARS ENDED MARCH 31, 2007 AND 2006
AND THE THREE MONTHS ENDED JUNE 30, 2007 AND 2006 (UNAUDITED)
	Preferred Stock		Common Stock		Additional Paid-in	Accumulated Other Comprehensive
	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Totals
Balances at March 31, 2005	-	$-	400,000	$400	$15,443,646	$(76,645)	$(15,425,430)	$(58,029)

Net loss	-	-	-	-	-	-	(23,109)	(23,109)

Balances at March 31, 2006	-	-	400,000	400	15,443,646	(76,645)	(15,448,539)	(81,138)

Reverse stock split adjustment	-	-	80	-	-	-	-	-

Series A preferred stock issued for officers compensation	75,000	75	-	-	7,425	-	-	7,500

Series A preferred stock warrants issued for legal services	-	-	-	-	2,500	-	-	2,500

Cancellation of warrants and issuance of additional common stock for legal services	-	-	100,000	100	7,400	-	-	7,500

Common stock issued for officer compensation	-	-	499,920	500	49,500	-	-	50,000

Net loss	-	-	-	-	-	-	(75,093)	(75,093)

Balances at March 31, 2007	75,000	75	1,000,000	1,000	15,510,471	(76,645)	(15,523,632)	(88,731)

Net loss	-	-	-	-	-	-	(39)	(39)

Balances at June 30, 2007	75,000	$75	1,000,000	$1,000	$15,510,471	$(76,645)	$(15,523,671)	$(88,770)

See Notes to Financial Statements.

MASON HILL HOLDINGS, INC.

STATEMENTS OF CASH FLOWS

	2007	2006	2007	2006
	Unaudited	Unaudited
Operating Activities
Net loss	$(39)	$(13,000)	$(75,093)	$(23,109)
Adjustments to reconcile net loss to net cash used by operating activities:
Stock issued for officers compensation	-	7,500	57,500	-
Stocks and warrants issued for legal services	-	2,500	10,000	-
Increase (decrease) in accounts payable and accrued expenses	-	500	(298)	2,117
Increase (decrease) in taxes payable	-	2,500	-	(8,014)
Net cash used by operating activities	(39)	-	(7,891)	(29,006)

Cash flows from financing activities Shareholder loan	-	-	7,367	26,596
Cash provided by financing activities	-	-	7,367	26,596

Increase (decrease) in cash	(39)	-	(524)	(2,410)
Cash at beginning of period	66	590	590	3,000
Cash at end of period	$27	$590	$66	$590

Supplemental Disclosures of Cash Flow Information:
Cash paid during year for:
Interest	-	-	-	-
Income taxes	$-	$-	$-	$-

Supplemental Cash Flow Information:
Non-cash financing activities:
Issuance of 75,000 shares of Series A preferred stock for officers compensation	$-	$-	$7,500	$-
Issuance of 25,000 warrants to purchase 25,000 Series A preferred shares for legal services	$-	$-	$2,500	$-
Issuance of 500,000 shares of common stock for officers compensation	$-	$-	$50,000	$-

See Notes to Financial Statements.

MASON HILL HOLDINGS, INC

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED MARCH 31, 2007 AND 2006
AND THE THREE MONTHS ENDED JUNE 30, 2007 AND 2006 (UNAUDITED)

Note 1- NATURE OF BUSINESS

Mason Hill Holdings, Inc. (the "Company") is a Delaware corporation originally incorporated under the name International Sportfest, Inc. in the state of Delaware, on September 11, 1988. The Company was a development stage company with no operations through January 1994. In January 1994, the Company acquired 100% of the issued and outstanding common stock of Pride Management Services Plc (‘PMS”). PMS was a holding company of six subsidiaries, in the United Kingdom, engaged in the leasing of motor vehicles primarily on contract hire to local authorities and selected corporate customers throughout the United Kingdom. Simultaneously with the acquisition, the Company changed its name from International Sportfest, Inc. to Pride, Inc. From January 1994 through October 1999, the Company engaged in the leasing of motor vehicles on contract hire to local authorities and selected corporate customers throughout the United Kingdom.

On October 1, 1999, the Company completed the acquisition of all the issued and outstanding capital of Mason Hill & Co., Inc. (“Mason Hill”) in exchange for issuance of 15,886,618 shares of Common Stock. In addition to the foregoing, the Company’s then existing subsidiaries were reorganized and spun-off to its shareholders.

Simultaneously with the acquisition of Mason Hill & Co., Inc., the Company changed its name from Pride, Inc. to Mason Hill Holdings, Inc. (“The Company”). For financial reporting purposes the transaction was accounted for as a reverse acquisition. Mason Hill was treated as the acquirer and is the ongoing reporting entity. As a result of the foregoing, the Company had effectively discontinued its prior operations, and had been reconstituted as a parent holding company for Mason Hill.

The Company through its wholly-owned subsidiary, Mason Hill, offered a full line of securities brokerage service to its clients. Mason Hill was a broker-dealer registered with the Securities and Exchange Commission (“SEC”) and a member of the National Association of Securities Dealers, Inc. (“NASD”).

During the quarter ended June 30, 2001, the Company’s operating subsidiary Mason Hill & Co. was liquidated by The Securities Investor Protection Corporation ("SIPC").

As a result of the SIPC liquidation of the Company’s operating subsidiary, the Company was reorganized into a shell corporation, whose principal business is to locate and consummate a merger with an ongoing business.

MASON HILL HOLDINGS, INC

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED MARCH 31, 2007 AND 2006
AND THE THREE MONTHS ENDED JUNE 30, 2007 AND 2006 (UNAUDITED)

Note 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimated and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INCOME TAXES

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the rate change.

STOCK BASED COMPENSATION

SFAS No. 123R, "Share-Based Payment" established accounting and diclosure requirements using a fair-value based method of accounting for stock-based employee compensation plans. The Company has elected to remain on its current method of Accounting as described above, and has adopted the disclosure requirements of SFAS No. 123R. During the current year the Company issued preferred stock and warrants. The estimated fair value of the preferred stock and warrants is disclosed in the note on equity and common stock.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of the Company’s financial instruments which include accounts payable and accrued expenses, payable to shareholder and taxes payable approximate their fair value at March 31, 2007.

MASON HILL HOLDINGS, INC

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED MARCH 31, 2007 AND 2006
AND THE THREE MONTHS ENDED JUNE 30, 2007 AND 2006 (UNAUDITED)

Note 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

COMPREHENSIVE INCOME

The Company adopted SFAS No. 130, Reporting Comprehensive Income (SFAS 130), effective on January 1, 1998. SFAS 130 established standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is the change in equity of a business enterprise during a period from certain transactions and the events and circumstances from non-owner sources. For the periods presented in the accompanying consolidated statements of operations, comprehensive income equals the amounts of net income reported on the accompanying consolidated statements of operations.

HISTORICAL NET INCOME PER SHARE

The Company computes net income per common share in accordance with SFAS No. 128, “Earnings per Share” and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). Under the provisions of SFAS No. 128 and SAB 98, basic and diluted net loss per common share is computed by dividing; net income available to common shareholders for the periods by the weighted average number of shares of common stock outstanding during the period.

NEW AUTHORITATIVE ACCOUNTING PRONOUNCEMENTS

The Company does not anticipate the adoption of recently issued accounting pronouncements will have a significant impact on its results of operating, financial position or cash flows.

The unaudited interim financial statements have been prepared in accordance with United States generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position, results of operations and cash flows as at June 30, 2007, and 2006, have been included. Readers of these financial statements should note that the interim results for the three months period ended June 30, 2007 and 2006, are not necessarily indicative of the results that may be expected for the fiscal year as a whole.

MASON HILL HOLDINGS, INC

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED MARCH 31, 2007 AND 2006
AND THE THREE MONTHS ENDED JUNE 30, 2007 AND 2006 (UNAUDITED)

Note 2-   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

COMPREHENSIVE INCOME

The Company adopted SFAS No. 130, Reporting Comprehensive Income (SFAS 130), effective on January 1, 1998. SFAS 130 established standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is the change in equity of a business enterprise during a period from certain transactions and the events and circumstances from non-owner sources. For the periods presented in the accompanying consolidated statements of operations, comprehensive income equals the amounts of net income reported on the accompanying consolidated statements of operations.

HISTORICAL NET INCOME PER SHARE

The Company computes net income per common share in accordance with SFAS No. 128, “Earnings per Share” and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). Under the provisions of SFAS No. 128 and SAB 98, basic and diluted net loss per common share is computed by dividing; net income available to common shareholders for the periods by the weighted average number of shares of common stock outstanding during the period.

NEW AUTHORITATIVE ACCOUNTING PRONOUNCEMENTS

The Company does not anticipate the adoption of recently issued accounting pronouncements will have a significant impact on its results of operating, financial position or cash flows.

The unaudited interim financial statements have been prepared in accordance with United States generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position, results of operations and cash flows as at June 30, 2007, and 2006, have been included. Readers of these financial statements should note that the interim results for the three months period ended June 30, 2007 and 2006, are not necessarily indicative of the results that may be expected for the fiscal year as a whole.

MASON HILL HOLDINGS, INC

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED MARCH 31, 2007 AND 2006
AND THE THREE MONTHS ENDED JUNE 30, 2007 AND 2006 (UNAUDITED)

Note 3-   COMMITMENTS AND CONTINGENT LIABILITES

The Company's president provides office space to the Company at no charge.

Note 4-   STOCKHOLDERS' DEFICIT

REVERSE STOCK SPLIT

On June 28, 2006 the Board of Directors authorized a 1-for-50 reverse stock split . of the Company's outstanding $.002 par value common stock into $.001 par value common stock. All share and per share information included in these financial statements have been adjusted to reflect this reverse stock split.

AUTHORIZED CAPITAL STOCK

Subsequent to the reverse stock split, the Company increased its authorized capital stock to 120,000,000 shares, which consist of 100,000,000 common shares $.001 par value and 20,000,000 preferred shares $.001 par value.

SERIES A PREFERRED STOCK

The Company has designated 2,000,000 shares of its preferred stock $.001 par value as Series A Preferred ("Series A"). Each share of Series A is convertible into six shares of the Company's common stock for a period of five years from the date of issue. The conversion basis is not adjusted for any stock split or combination of the common stock. The Company must at all times have sufficient common shares reserved to effect the conversion of all of the outstanding Series A.

The holders of the Series A shall be entitled to receive Common Stock dividends when, as, if and in the amount declared by the directors of the Company to be paid in cash or in Market Value of the Company's common stock. The Company is restricted from paying dividends or making distributions on its common stock without the approval of a majority of the Series A holders.

MASON HILL HOLDINGS, INC

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED MARCH 31, 2007 AND 2006
AND THE THREE MONTHS ENDED JUNE 30, 2007 AND 2006 (UNAUDITED)

Note 4- STOCKHOLDERS' DEFICIT (continued)

In all matters the Series A shall have the same voting rights as the Common Stock on a six to one (6:1) basis. If the Company effects a stock split which either increases or decreases the number of shares of Common Stock outstanding and entitled to vote, the voting rights of the Series A shall not be subject to adjustment unless specifically authorized.

As long as the Series A is outstanding, the Company needs the approval of at least two-thirds of the total number of Series A shares outstanding to do the following:

A.
Alter or change the rights, preferences or privileges of the Series A by way of reclassification, merger, consolidation or otherwise, so as to adversely affect in any manner the voting rights including number of votes presently allowed or the conversion basis by which the shares of Series A are presently converted into shares of Common Stock.

B.	Increase the authorized number of share of Series A.

C.
Create any new class of shares having preferences over or being on a parity with the Series A as to dividends or assets, unless the purpose of creation of such class is, and the proceeds to be derived from the sale and issuance thereof are to be used for, the retirement of all Series A then outstanding.

D.	Repurchase any of the Company's Common Stock.

E.	Merge or consolidate with any other Company, except into or with a wholly-owned subsidiary of the Company with the requisite shareholder approval.

F.
Sell, convoy or otherwise dispose of, or create or incur any mortgage, lien, charge or encumbrance on or security interest in or pledge of, or sell and leaseback, all or substantially all of the property or business of the Company.

G.
Incur, assume or guarantee any indebtedness (other than such as may be represented by the obligation to pay rent under leases) maturing more than 18 months after the date on which it is incurred, assumed or guaranteed by the Company, except purchase money obligations, obligations assumed as part of the price of property purchased, at the extension, renewal or refunding of any thereof.

The Series A shares are redeemable as follows:

Subject to the applicable provisions of Delaware law, the Company, at the option of its directors, may at any time or from time to time redeem the whole or any part of the outstanding Series A, Upon redemption the Company shall pay for each share redeemed the amount of $2.00 per share, payable in cash, plus a premium to compensate the original purchaser(s) for the investment risk and cost of capital equal to the greater of (a) $2.00 per share, or (b) an amount per share equal to fifty percent (50%) of the market capitalization of the Company on the date of notice of such redemption divided by 2,000,000 (the Redemption Premium ), the redemption amount and the Redemption Premium hereinafter being referred to as the "Redemption Price." Such redemption shall be on an all-or-nothing basis.

MASON HILL HOLDINGS, INC

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED MARCH 31, 2007 AND 2006
AND THE THREE MONTHS ENDED JUNE 30, 2007 AND 2006 (UNAUDITED)

Note 4-   STOCKHOLDERS' DEFICIT (continued)

On May 31, 2006, the Company issued 75,000 shares of Series A to its President for compensation valued at $7,500.

On May 31, 2006 the Company issued a warrant to purchase up to 25,000 shares of Series A for $0.10 per share, expiring on May 31, 2009, for legal services valued at $2,500. In December 2006 100,000 common shares were issued in exchange for the warrant plus additional legal services valued at $7,500.

In December 2006 the Company issued 499,920 shares of its common stock to its president for compensation for services valued at $50,000.

Note 5- INCOME TAX

Provisions for federal, state and local income taxes are calculated on reported financial statement pretax income based on current tax law. The income tax provision for the year ended March 31, 2007 consists of the following:

	Current	Deferred	Total
Federal	$(2,000)	$2,000	$-
State	(1,000)	1,000	-
	$(3,000)	$3,000	$-

The income tax provision for the year ended March 31, 2006 consists of the following:

	Current	Deferred	Total
Federal	$(4,000)	$4,000	$-
State	(1,000)	1,000	-
	$(5,000)	$5,000	$-

A reconciliation of the difference between the expected income tax expense or income computed at the U.S. statutory income tax rate and the Company’s income tax expense is show in the following table:

	March 31,	March 31,
	2007	2006
Expected income tax expense benefit at U.S. statury tax rate	-34%	-34%
The effect of:
Federal tax bracket reduction	19%	19%
State taxes, net of U.S. federal income tax effects	-5%	-5%
Increase in valuation allowance	20%	20%
Income tax expense	0%	0%

MASON HILL HOLDINGS, INC

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED MARCH 31, 2007 AND 2006
AND THE THREE MONTHS ENDED JUNE 30, 2007 AND 2006 (UNAUDITED)

Note 5-   INCOME TAX (continued)

The Company provides for the tax effects of transactions reported in the financial statement. The provision, if any, consists of taxes currently due plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities, if any, represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. As of March 31, 2007, the Company had no material current tax liability, deferred tax assets, or liabilities to impact on the Company’s financial position because the deferred tax asset related to the Company’s net operating loss carry forward was fully offset by a valuation allowance.

	June 30,	March 31,
Deferred tax asset:	2007	2007
Net Operating loss carry forward	$605,000	$600,000
Valuation allowance	(605,000)	(600,000)
Net deferred tax assets	$-	$-

SFAS No. 109 requires that a valuation allowance be provided if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The Company’s ability to realize the benefit of its deferred tax asset will depend on the generation of future taxable income. Because the Company has yet to recognize significant revenue from the sale of its products, it believes that a full valuation allowance should be provided. During fiscal 2007, the valuation allowance increased by $5,000.

The Company has net operating loss carry forward for income tax purposed of approximately $1,510,000 at March 31, 2007. These carry forward losses are available to offset future taxable income, if any, and expire starting in the year 2020.

Utilization of the Company’s net operating loss carry forwards are limited based on changes in ownership as defined in Internal Revenue Code Section 382.

Note 6-   LOAN PAYABLE SHAREHOLDER

The loan payable shareholder is non-interest bearing and has no definite terms of repayment.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS.

The financial statements of Mason Hill Holdings, Inc. as of March 31, 2007, and the related statements of operations, changes in stockholders' deficit and cash flows for each of the years in the two-year period ended March 31, 2007 were audited by the Independent Registered Public Accounting Firm of Demetrius & Company L.L.C.

The financial statements of our subsidiary, Attitude Drink Company, Inc., as of August 31, 2007 were audited by the Independent Registered Public Accounting Firm of Lazar Levine & Felix LLP.

As of September 19, 2007, (the effective date of the Agreement and Plan of Merger among Mason Hill Holdings, Inc. MH 09122007, Inc. and Attitude Drink Company, Inc.) we engaged the Independent Registered Public Accounting Firm of Lazar Levine & Felix LLP for the review and audit of our financial statements and dismissed the Independent Registered Public Account Firm of Demetrius & Company L.L.C. Other than what we describe here, no reports on our financial statements issued by Demetrius during our two most recent fiscal years, and any subsequent interim period, contained an adverse opinion or disclaimer of opinion, nor were any reports issued by Demetrius qualified or modified as to uncertainty, audit scope, or accounting principles. During our most recent full fiscal years ended March 31, 2007 and 2006 and subsequent interim period through June 30, 2007, there were no disagreements with Demetrius on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Demetrius, would have caused Demetrius to make references to the subject matter of such disagreements in connection with its reports on our financial statements during those periods.

During our two prior fiscal years ended March 31, 2007 and subsequent interim period through June 30, 2007, Lazar was not engaged as our principal accountant to audit our financial statements nor did we consult with Lazar regarding any matter or event.